Exhibit 10.1

AGREEMENT

Made and entered into this 1st Day of October 2014

By and Between

THE BERKSHIRE GAS COMPANY

(Hereinafter called the "Company")

and the

UNITED STEELWORKERS,
AFL  CIO  CLC

on behalf of its

LOCAL UNION NO. 12325-1

(Hereinafter called the "Union")

TABLE OF CONTENTS

AGREEMENT	1
WITNESSETH	1
ARTICLE I	1
Recognition	1
Bargaining Unit	1
Probationary and Regular Employees	2
ARTICLE II	3
Term of Agreement	3
ARTICLE III	3
Regular Hourly Rates and Payroll Period	3
Maintenance of Rates During Agreement	3
Payroll Period	4
Overtime Pay	4
Premium Pay for Shift Work	5
Department Standby	5
On-Call Personnel Covering Saturday Night	8
Relief from Standby Assignments	9
Call-in Pay	9
Holiday Pay	10
Pay for Time Worked on a Holiday	11
Pay While in Higher-Rated Position	12
Pay While in Lower-Rated Position	12
Two or More Concurrent Overtime Rates	12
Rest Period After Certain Hours of Work	12
LNG Plant Coverage Premium	13
Crew Leader Premium	13
ARTICLE IV	14
Working Schedule	14
Establishment of Shifts	14
Mileage and Travel Time on Change in Reporting Location	15
Use of Personal vehicles on Company Business	16
Reimbursement of Expenses	16

Employee's Notice of Absence	16
Sick Time Management	17
Reassignment of Distribution Crews During Inclement Weather	20
Distribution of Overtime Work	20
Temporarily Assigned Employees	20
ARTICLE V	22
Vacation Allowance	22
Scheduling of Vacations	23
Rate of Vacation Pay	26
Vacation Pay-Terminating Employee	26
ARTICLE VI	26
Sick Pay	26
Partial Pay for Injuries in Course of Employment	27
Exclusions	27
Maternity Leave	28
Long Term Disability	28
ARTICLE VII	28
Promotions and Layoffs	28
Temporary Workers (Contracted)	32
Termination or Interruption of Service Affecting Seniority	33
Seniority	33
Application of Article	33
Seniority List	33
ARTICLE VIII	34
Grievance Procedure Between Company and Union	34
Arbitration	34
Conditions Precedent to Litigation	35
ARTICLE IX	36
Company Management	36
ARTICLE X	36
Strikes, Stoppages and Lockouts	36
ARTICLE XI	36
Notice in Case of Suspension or Discharge	36
Discharged Employee's Right of Hearing	37

ARTICLE XII	37
Performance by Union Members	37
ARTICLE XIII	38
Partial Pay for Jury Service	38
Paid Time for Deaths in Family	38
Absence for Union Business	39
Personal Days	40
ARTICLE XIV	40
Check Off	40
Personal Protective Equipment (PPE)	41
Uniforms	41
ARTICLE XV	41
Bulletin Board	41
ARTICLE XVI	42
Pension Plan and Retiree Benefits	42
ARTICLE XVII	44
Meter Work	44
Restriction of Supervisors	45
ARTICLE XVIII	45
Group Insurance and Health Care Cost Containment	45
ARTICLE XIX	47
Conformation to Laws, Regulations and Orders	47
ARTICLE XX	48
Job Security and Severance Pay	48
ARTICLE XXI	49
Outside Contractors	49
ARTICLE XXII	50
401(k) Plan	50
ARTICLE XXIII	51
Flexible Spending Account	51
ARTICLE XXIV	51
Safety and Health	51
ARTICLE XXV	53
Joint Union-Management Partnership	53

EXHIBIT 1	56
Levels of Union involvement by Topic area
Levels of involvement between Union and Management	57
ARTICLE XXVI	58
Successors and Assigns	58
SCHEDULE A	60
Regular Hourly Rates	60
DEPARTMENT PROGRESSIONS	61
DAY-ONE REQUIREMENTS	63
JOB DUTIES	68
CUSTOMER CARE CENTER PROGRESSION	72
WHATELY LNG PLANT OVERTIME	75

AGREEMENT

AGREEMENT made and entered into on the 1st day of October, 2014 by and between THE BERKSHIRE GAS COMPANY, (hereinafter called the "Company"), a corporation duly organized under the laws of the Commonwealth of Massachusetts, and having principal offices in Pittsfield, in the County of Berkshire in said Commonwealth, and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, on behalf of its Local Union No. 12325-1, (hereinafter called the "Union").

WITNESSETH

WHEREAS, the parties hereto have reached an agreement as a result of collective bargaining for the purpose of facilitating the peaceful adjustment of differences, if any, that may arise from time to time, and to promote harmony and efficiency.

NOW THEREFORE, the parties hereto contract and agree as follows:

ARTICLE I
Recognition

SECTION 1.  The Company agrees and does hereby recognize the Union as the exclusive representative of all employees to whom this contract applies for the purpose of bargaining in respect to rates of pay, wages, hours of employment, or other conditions of employment.

Bargaining Unit

SECTION 2.  The provisions of this Agreement shall apply to all employees who are employed by the Company in the job classifications listed in Schedule “A” annexed to this Agreement.

SECTION 3.  (a)   It shall be a condition of employment that all employees of the Employer covered by this Agreement, who are members of the Union in good standing on the effective or execution date of this Agreement, shall remain in good standing.

(b)   It also shall be a condition of employment that all employees covered by this Agreement, hired on or after its effective or execution date, whichever is later, shall on the 31st calendar day following the beginning of such employment become and remain members in good standing in the Union.

(c)   Good standing for the purpose of this Agreement shall be interpreted to mean the payment or tender of Union initiation fee and monthly dues uniformly required as a condition of acquiring or retaining membership in the Union.

Probationary and Regular Employees

SECTION 4.  A regular employee is one who has successfully completed his probationary period of employment and who has been accepted by the Company as a regular employee.  New employees shall be considered probationary employees for the first ninety (90) calendar days' period of their employment, unless an extension is agreed to by both parties in writing, during which time they acquire no seniority and the Union agrees it will not process a discharge grievance for a probationary employee who is discharged during his probationary period, and the Company during the probationary period, shall have the exclusive right to discharge such employee with or without cause.  At the end of the probationary period, such persons shall be placed on the seniority list as of the date of last hiring.

ARTICLE II
Term of Agreement

SECTION 1.  This Agreement shall be effective from October 1, 2014 and shall continue in full force and effect until March 31, 2019.  Either party may terminate the Agreement by giving notice in writing to the other party at least sixty (60) calendar days prior to the expiration date of the Agreement.  Whenever notice to terminate this Agreement as herein above provided is given, the parties agree that at least thirty (30) calendar days prior to the expiration date, joint conferences shall be held for the purpose of negotiating another agreement.

ARTICLE III
Regular Hourly Rates and Payroll Period

SECTION 1.  The Company agrees to pay the regular hourly rates as shown in Schedule "A" attached hereto and made a part hereof.

Maintenance of Rates during Agreement

SECTION 2.
(a)  The Company agrees to maintain the regular hourly rates as above provided for each employee or position in effect during the term of this Agreement, subject to any changes mutually agreed upon.

(b)  Should a new job be established or should the job content of an existing job classification be substantially changed, the Company will set the regular hourly rate and notify the Union in writing.  If the Union does not object in writing within twentyone (21) calendar days after receipt of the Company's notice, the rate shall be considered approved.  Should the Union object within the 21day period, the matter will be processed as a grievance subject to arbitration.  If it is determined that the rate is incorrect, it shall be adjusted retroactively to the date when the rate first became effective.

Payroll Period

SECTION 3.  Employees shall be paid on a bi-weekly basis.  Payroll week shall be Sunday through Saturday.

Overtime Pay

SECTION 4.
(a) Excluding holidays, work done by an employee before or after his regular working hours on his regular working days and work done on a Saturday which is not part of the employee’s work schedule shall be paid for at the rate of one and onehalf times his regular rate.

(b)  If an employee shall have worked less than forty (40) hours in any one week, because of unpaid time off with Company permission, the Company may permit such employee to make up the difference between his time actually worked and forty (40) hours by working that amount of time on Saturday, during lunch, or before or after his regular hours that week at his regular hourly rate.  If an availability list is posted for Saturday work and an employee signs the list, the employee shall be considered to have volunteered for work within the meaning of this Section.  Employees who have personal time off during the week and who volunteer to make up the time at straight time rates on Saturday, shall not be given preference for such work over other employees on the availability list, but they will be considered for such work in the same order as if they were eligible to work it on an overtime basis.

(c)   Any work done by an employee on the seventh (7th) consecutive day of work in any payroll work week, or on a Sunday, shall be paid for at the rate of twice his regular hourly rate.

(d)  If work scheduled on days other than a regularly scheduled workday cannot be performed for unforeseeable conditions, an employee reporting for such work may be assigned other work but in no case will the employee be credited with less than four (4) hours overtime.

Premium Pay for Shift Work

SECTION 5.  The Company further agrees that it will pay, in addition to the regular hourly rates as above provided, the following shift premiums:

(a)   Two dollars ($2.00) per hour for regularly scheduled work performed on the second shift.

(b)   Two dollars ($2.00) per hour for regularly scheduled work performed on the third shift.

(c)   Employees assigned to work on the second or the third shift and who work overtime will have shift differential included in the calculation of their overtime pay.

(d)  Shift premiums shall not apply to wages paid for sickness.

Department Standby

SECTION 6.

(a)  Assignment:

The following sets forth the procedure that the Company shall follow in the scheduling of the Service-Distribution-Production Departments Standby Crew when the Company determines that employees are to be assigned to standby coverage:

(1a)   All Service-Distribution-Production personnel approved by the Company as qualified for standby will be assigned on a rotating basis beginning with the most senior employee within their departments.

(1b)  Production Department standby coverage shall be effective on November 3, 2014.

(2)   Any employee so assigned to standby crew coverage may be relieved of such assignment if such employee can obtain another qualified employee (OQ) on a standby crew to cover his assignment.  Once any such change has been agreed upon and has been made on the standby calendar, it shall be final.

(3)   If an employee assigned to a standby crew is unable to cover his assignment due to short-term illness/injury, or other valid reason, the Company shall first attempt to find another employee on the standby crew to cover the assignment on a voluntary basis.  If no employee is willing to cover said assignment on a voluntary basis, the Company shall assign the junior available employee on the standby crew to cover the assignment.  In seeking volunteers to cover the standby crew assignment referred to under this paragraph the Company shall utilize the overtime list, which shall be updated weekly and posted weekly by the Company.

All scheduled vacation or long-term illness/injury (over two (2) weeks) shall be distributed equally among “on-call” personnel.  The rotation becomes effective immediately upon notification of the long-term illness/injury. To cover these situations, an original “on-call” calendar shall be maintained and employees shall be “scheduled in” on a continuous rotating basis originating with the junior qualified employee.  All holidays shall be distributed equally throughout the Department and the Company will make every attempt to minimize employees receiving the same holiday in consecutive years.

All calendar changes shall be made as soon as notice is given to the employee’s Supervisor and Dispatch outlining a long-term injury/illness or vacated position.

On-call begins after shift workers finish their shift.  Employees assigned to the “standby rotation” outside of normal work hours shall be paid the “call-in” rate while department employees are performing scheduled work.

If the number of qualified (OQ) on-call production personnel company-wide who are available for standby coverage drops below four (4), the remaining qualified on-call personnel will cover the assignments using the original standby calendar for that department.

If the number of qualified (OQ) on-call Service and Distribution personnel who are available for standby coverage drops below four (4) in Pittsfield, North Adams or Greenfield the remaining qualified on call personnel will cover the assignments using the original standby calendar for that area and department.

The assignments for such coverage will be made in accordance with the above procedure.  Whenever the number of qualified on call personnel has dropped below four (4), the remaining qualified on call personnel who cover the assignments on the original standby calendar  will be paid thereafter the following per diem under Section b “Schedule and Compensation” below:

Number of qualified (OQ) personnel	Amount of the per diem paid
in the rotation:
3 or less	Three (3) times the amount in the Schedule & Compensation for the vacated assignment

(4)  The Company shall determine the area, or areas, if any, to be covered by each standby employee.

(b) Schedule & Compensation:

(1)	Weeknights (Monday to Friday – start of day shift) $35/night.
(2)	Saturday – End of shift to 7:00 A.M. $50/day.
(3)	Sunday – 7:00 A.M. to 7:00 A.M. or start of day shift $75/day.
(4)	Holidays (Article III, Section 12(a) 7:00 A.M. to 7:00 A.M. or start of day shift) $90/day.

(5) Employees on standby who are called in for work shall also be paid as follows:

If on a Monday through Saturday or on a holiday, an employee is called out for work which is outside of and not continuous with his regularly scheduled hours of work, he shall be paid a minimum of three (3) hours pay at time and one-half.  If the work extends beyond the three (3) hour minimum, he will be paid for all hours worked at time and one-half.  On Sunday, he will be paid a minimum of three (3) hours pay at time and one-half or double time for all hours worked, whichever is greater.

A callout begins when the employee is dispatched and terminates 15 minutes after the employee codes off when leaving his or her last assigned job.  Callout(s) after the 15 minute period will be considered a separate callout.

On-Call Personnel Covering Saturday Night

If a call is received before 7:00 A.M. on a Sunday morning, and the oncall employee has to work beyond 7:00 A.M. Sunday morning to finish the call, the employee will be paid the minimum set forth in Article III, Section 4(b) of this Agreement or double time for all hours worked, whichever is the greater.

(c)  Vehicle for Standby:

The Company will provide a vehicle for the employee assigned to standby for the time he is on standby.  The employee will then return the vehicle to the Company when not on standby.  Company vehicles provided to employees assigned to standby will not normally be used to transport private persons or for purposes which are unrelated to the Company's business.  However, there are times when for good cause shown, the Company may give an employee on standby permission to use the Company's vehicle for such purposes.  In all such cases, the employee shall be required to request and obtain in advance from the Company's Dispatcher, permission to use the Company's vehicle for the employee's personal, nonbusiness related purpose.

Relief from Standby Assignments

SECTION 8

(a).  Employees assigned to the “Standby” rotation who are over fifty five (55) years of age and who have twenty (20) or more years of service or those over sixty (60) years of age and who have fifteen (15) or more years of service, will upon request be relieved of assignment to “on-call” and shift schedules where there are a sufficient number of employees available (minimum six [6]) in each reporting area.

(b).  Employees who hold leadership positions such as Working Distribution Leader, Working Production Leader and Service Leader and who meet the above age and service criteria, may not be  relieved from their standby assignment, unless their need for relief is due to long-term illness, work related injury or with permanent work restrictions without loss of rate.

The above will not apply to emergency situations.

Employees must notify the Company in writing prior to the beginning of the calendar year if they wish to be relieved from on-call or standby during that calendar year.

Call-in Pay

SECTION 9.  If on Monday through Saturday or on a holiday, an employee is called in for work which is outside of and not continuous with his regularly scheduled hours of work, he shall be paid a minimum of four (4) hours pay at time and onehalf.  If the work extends beyond four (4) hours he will be paid for all hours worked at time and one-half.  On Sunday, he will be paid a minimum of four (4) hours pay at time and onehalf or double time for all hours worked, whichever is greater.

(a)       If on Monday through Saturday or on a holiday an employee is called in two (2) hours, or in excess of two (2) hours, before his regularly scheduled hours of work and work is continuous with his regularly scheduled hours of work, he shall be paid a minimum of four (4) hours pay at time and onehalf  for the callin.  On Sunday he will be paid a minimum of four (4) hours pay at time and onehalf or double time for all hours worked, whichever is greater.

Holiday Pay

SECTION 10

(a).  Except as provided below, all employees shall receive eight (8) hours pay at their regular hourly rate for each of the following Holidays, regardless of what day of the week it occurs:

New Year's Day	President's Day
Patriots' Day	Memorial Day
Fourth of July	Labor Day
Columbus Day	Veterans' Day
Thanksgiving Day	Day after Thanksgiving Day
Christmas Day	Employee's Birthday

Should there be a conflict between the laws of the Federal Government and the Commonwealth of Massachusetts for observance of any of the holidays set forth in this Section, any such holiday shall be observed in accordance with the laws of the Commonwealth.

Shift premiums will be included in holiday pay when an employee works a second or third shift during a work week in which a paid holiday occurs.

(b)       If any of the holidays listed above shall occur during the regular work week of any employee and such employee does not work on such holiday, he shall nevertheless be deemed to have worked eight (8) hours on such holiday in computing his forty (40) hour basic week for overtime purposes.

(c)       No holiday pay shall be paid to any employee of the Company who is absent on sick leave on the work day before or on the work day after the holiday, except in those cases where the employee is sick for five (5) or more consecutive work days or where the employee’s absence for the day is supported by a doctor’s note.

(d)         An employee who wishes to take his or her birthday holiday on a day other than the day on which the employee’s birthday falls, may request the alternate day off which the employee desires, two (2) weeks in advance of the employee’s birthday.  The granting of the employee’s request shall be subject to the Company’s operating conditions and the alternate date, if approved, shall be within five (5) work days before or after the employee’s actual birthday.

Pay for Time Worked on a Holiday

SECTION 11.  Employees who work on any holiday listed in Section 10 (a) of this Article shall be paid time and onehalf plus holiday pay for the first eight (8) hours worked and double time and onehalf for all hours worked on the holiday which are in excess of eight (8).

If an employee is temporarily covering a higherrated position due to an absence or modified duty, such employee shall receive the rate of the higher position for a holiday falling during his temporary coverage if such temporary coverage immediately precedes and follows the holiday, or if the coverage occurs on the holiday (exclusive of being on call only).

Pay While in Higher-Rated Position

SECTION 12.  Employees temporarily assigned to perform any of the duties of a higherrated position will receive the higher rate of pay.  The parties acknowledge that employees in lead positions, as listed in the contract, who assist supervisors in performing certain tasks are not deemed to be performing bargaining unit work exclusively, unless mutually agreed to by the parties.

Pay While in Lower-Rated Position

SECTION 13.  Employees temporarily employed in lower wage rate positions shall be paid their regular hourly rates.  In case of a permanent transfer, the employees so transferred shall take the rate of the job.

Two or More Concurrent Overtime Rates

SECTION 14.  Where particular work falls within two (2) or more overtime classifications, only the higher single overtime rate shall be paid. In the event an employee is called in to work on an overtime basis, the employee’s overtime rate will not be reduced from the overtime rate at the start of the call in, for all continuous hours worked on the call in.  For example, an employee called in to work on a Sunday on double time will continue to receive double time for all continuous hours worked on the call in even if the call in continues into Monday for which the contractual overtime rate is time and one half.  Nothing set forth herein shall preclude an employee’s overtime rate from increasing where hours worked on a call in are compensated at a higher overtime rate than the rate at the start of the call in, in accordance with the provisions of the Agreement.

Rest Period after Certain Hours of Work

SECTION 15.  When an employee on any shift is required to actually perform work for a minimum of four (4) hours within the eight (8) hour period prior to the employee's normal starting time, he shall be entitled to a paid rest period at his regular hourly rate.  Such rest period will be equal to onehalf hour for full hour worked during the eight (8) hour period prior to his normal starting time, and said rest period shall commence at the starting time.  When an employee on any shift is required to actually perform work for a minimum of six (6) hours within the eight (8) hour period prior to the employee's normal starting time, he shall be entitled to a paid rest period at his regular hourly rate on the basis of one (1) hour for each full hour worked during the eight (8) hour period prior to the employee's normal starting time. The provisions of this paragraph shall not apply on Saturdays, Sundays, Holidays or any other day on which the employee is not scheduled to work.  Employees will be entitled to eight (8) hours of rest time after working 16 hours in a 24-hour period, which shall commence when the employee is released from work.  Employees will be paid for rest time that runs into their normal work schedule.  If work is received during the timeframe an on call employee is taking rest time, the following procedure shall be followed:

1)	Work will be rescheduled, if possible.
2)	Work will be distributed to other qualified employees including Supervisors.
3)	If work is emergency (i.e. gas leak) in nature and no other options exist, the employee on rest time will be assigned the work.

LNG Plant Coverage Premium

SECTION 16.  Employees assigned to the LNG plant will be paid a one-dollar per hour premium when performing work at the LNG plant.

Crew Leader Premium

SECTION 17.  Employees assigned as Crew Leader will be paid a three-dollar per hour premium.

ARTICLE IV
Working Schedule

SECTION l.  The regular work week shall consist of forty (40) hours scheduled at eight (8) hours per day.  The regular work weeks shall be scheduled as follows:

Monday through Friday
Tuesday through Saturday

 Employees shall be assigned to work a straight eight (8) hour workday; employees shall receive a total of thirty (30) minutes of paid break period(s), but employees shall not be entitled to any other break periods during the eight (8) hour workday.  CCC employees shall be assigned to work an eight (8) hour working shift, including a thirty (30) minute paid break period, and the option of an unpaid lunch break, subject to supervisory approval, but the employees shall not be entitled to any other break periods during the eight (8) hour workday.    The time for beginning the meal period shall be within five (5) hours of starting time, and such meal period shall not be less than thirty (30) minutes, nor more than one (1) hour.  Field employees shall take their breaks within their assigned work area.

Establishment of Shifts

SECTION 2.

a)        The Company may establish, maintain during such period or periods as it deems advisable, and discontinue shifts in any department or departments.  In the event that the Company establishes shifts to be worked by employees in the bargaining unit, qualified employees in the classifications subject to the shifts shall be given their choice of the shifts to be worked in order of their seniority.  In the event that an insufficient number of employees volunteer to work shifts that have been established by the Company, if there are temporary employees working in the department who are qualified to cover the shifts, they will be assigned to them, and if there are an insufficient number of temporary workers to cover the shifts, junior qualified employees shall be assigned to them by the Company.  If such shifts are established, the Company will pay a shift differential of two dollars ($2.00) for all employees assigned to the second shift and to the third shift.

b)  “First,” “Second,” and “Third” shifts shall be defined as follows:

(1)	“First” shift shall include all shifts scheduled to start between 6:00A.M. and 10:00 A.M.
(2)	“Second” shift shall include all shifts scheduled to start between 11:00 A.M. and 3:00 P.M.
(3)	“Third” shift shall include all shifts scheduled to start between 5:00 P.M. and 7:00 P.M.

c)  If an employee is not entitled to shift differential during his regularl scheduled hours, he will not receive a shift differential during over time hours.

d)  In the event that the Company decides to establish a new shift or change a current shift, it will notify the Union at least thirty (30) days in advance of the implementation of the shift and if the Union requests, the Company will discuss with Union representatives the shift hours to be implemented.

Mileage and Travel Time on Change in Reporting Location

SECTION 3.  The Company’s service territory shall be divided into two territorial areas:
- Berkshire County (Western Division)
- Greenfield (Eastern Division)

Employees may be assigned to report to any location at the beginning of the workday which is within the territorial area to which the employee is regularly assigned and any employee so assigned with either twenty-four (24) hour notice or by the end of the employee’s last scheduled workday before the change will not be paid mileage or travel time.  If an employee is temporarily assigned to report to any location at the beginning of the workday which is in the territorial area other than the one to which the employee is regularly assigned, the employee will be paid mileage and travel time.  The Company will exercise its reassignment rights in good faith.

Use of Personal Vehicles on Company Business

For those employees who drive their personal cars,  on Company business, for all miles driven that day the mileage reimbursement rate shall be at the rate established by the Internal Revenue Service (IRS).  Changes in the rate will not be retroactive, but will take effect at the time when a change in the rate is announced by the IRS.

Reimbursement of Expenses

The Company will reimburse any employee for outofpocket expenses for parking meters, phone calls and postage which are incurred by said employee due to Company business.

Employee's Notice of Absence

SECTION 4.  Any employee who expects to be absent from work for any cause must notify Dispatch as soon as possible, but in no case less than one (1) hour, where reasonably possible, before his regular time for starting work, stating the cause of absence and when he expects to be able to return to work.  Any employee who fails to comply with the foregoing provisions shall not be entitled to any pay for the day on which the absence occurs which he otherwise would be entitled to under any of the provisions of this Agreement, nor for any subsequent day on which he is absent unless and until he shall have given notice thereof in accordance with the foregoing provisions.  Notice once given shall apply for as many days as the employee giving the notice shall designate at the time of giving such notice.  Nothing contained in this Section shall be construed to require the Company to pay an employee for any time not worked which is not specifically provided for under the terms of this Agreement.  When an employee is returning to work after being absent, he will notify the Company as far in advance as possible of the date of his return to work, but in no case shall such notice be less than one (1) hour prior to the start of the employee's regular schedule on the date of his return.

SICK TIME MANAGEMENT

SECTION 5.  Employees are a very important Company asset for achieving effective customer service and related productivity on a daily basis.  However, this value is compromised whenever employees are absent from work.  Therefore, regular attendance is the responsibility of all employees and is a condition of employment.

Employees are responsible to satisfy the Company that their absence is warranted.  Failure to do so can result in loss of pay (if applicable) for the absence period and may lead to corrective disciplinary action, up to and including termination of employment.

Definitions

For the purpose of this agreement, an absence (or incident) means any consecutive duration of absence due to sickness (including a partial sick day).

An absence or incident does not include any time out of work that is covered by the state Workers’ Compensation Act, Federal Family and Medical Leave Act (FMLA), Massachusetts Small Necessities Leave Act (SNLA), or pre-approved partial-day allowances (paid or unpaid) for medical appointments.

Employee Responsibilities

1.  In accordance with Article IV, Section 4, notify Dispatch directly of the absence.  Employees shall give such notice personally to Dispatch at least one hour prior to the start of their normal workday.  The only exception to these requirements would be extenuating circumstances that are acceptable to supervision.

2.  Speak with supervision daily while absent (unless other arrangements have been made with supervision).  If leaving a voice message for supervision, identify how supervision can contact the employee during the absence period.

3.  Provide documentation as required by supervision (e.g., doctor’s note) in a timely manner. Employees are responsible for the payment of any medical expenses not covered by their health insurance coverage that they incur for providing the Company with necessary medical documentation and information.

4.  Obtain advance approval from supervision for any paid or unpaid time off, including a partial day allowance for a medical appointment.

Supervisor Responsibilities

1.  Supervisors will monitor the attendance record of direct reports at least monthly by running or requesting the available electronic absence history report.  One important reason for such regular monitoring is to determine the need to address an absenteeism issue with an employee prior to it reaching a more serious level; another reason is to provide positive recognition to employees who have little or no absenteeism.

When an employee has incurred five or more separate incidents of absence of any duration, as defined above, in the prior rolling 12-month period, supervision will assess the need to discuss this record with the individual and the Union following the guidelines below.  In making this assessment, supervisors should consider the nature of the incidents and any previous discussions related to the employee’s attendance.

2.  Supervision will address each unauthorized absence with the employee.

Supervisor and Union Meeting with Employees

1.  The purpose of this joint meeting is to stress the importance of the employee’s regular attendance, to determine the cause or causes of the absenteeism with shared data, and to identify whatever action may be necessary to ensure improvement in the employee's attendance.  Consistent with this purpose, supervision and the Union will cover the following points, which should be documented in the employee’s local file:

a.  Explain how the employee’s absence negatively affects the section's operations (e.g., increased costs, disruption of work schedules, shift coverage, reduced productivity).

b.  Identify the cause(s) of the attendance problem and provide appropriate guidance.

c.  Seek the employee's commitment to achieve regular attendance.

d.  Develop, if appropriate, a timetable for when the problem is to be resolved.

In many cases, this joint meeting should prove to be successful in resolving the attendance problem.  If not, supervision will take appropriate corrective action after consultation with the Union.  All discipline for sickness related absenteeism shall be subject to the “just cause” standard.

Reassignment of Distribution Crews during Inclement Weather

SECTION 6.  During any period of time when weather conditions shall prevent employees of the Distribution Department from performing their regular duties, the Company may assign them to other duties, but without loss or reduction of pay by reason of such weather conditions.  When under such conditions employees are scheduled for work on a Saturday they will be guaranteed at least four (4) hours' work at the applicable rates.

Distribution of Overtime Work

SECTION 7.  Emergency and overtime work shall be distributed fairly among the eligible employees so far as is practicable.  Overtime work is to be given to the regular employee on the job, if available.  If the regular employee is not available the overtime work is to be given to another qualified employee in the same department, before calling an employee from another department.  A probationary employee may work unscheduled overtime if contiguous with their regularly scheduled workday.  In the event that the Company assigns the wrong employee from the overtime list to work, the Company's error shall be remedied in the following manner:

In any calendar quarter, the first such error in a department shall be made up by the future assignment of overtime work to the employee by-passed on the overtime list.  For any subsequent errors in overtime assignments in a calendar quarter in a department, the bypassed employee shall be paid for the hours of overtime the employee missed due to the error.

Temporarily Assigned Employees

SECTION 8.  Employees that are temporarily transferred to another department shall continue to maintain their primary department designation for all aspects of determining seniority in their primary department, overtime and on call status.

An employee, currently pulling call in their primarily assigned department, and temporarily assigned to another department, will maintain their primary department’s on-call status while working in the temporarily assigned department.

An employee temporarily assigned to another department may receive overtime in the temporarily assigned department on an “as-available” basis.  Therefore if an employee is “on-call” for their primary department, they will be unavailable to perform overtime work in the temporarily assigned department.

Assigned department seniority will be utilized in identifying department working schedules and shift work as it relates to transferred employees.  Transferred employees will work the same hours as those worked in their primary department, if such hours are normal working hours or shift hours worked by the department being transferred to (i.e. employee works Monday-Friday in distribution (primary department) will work Monday-Friday in transferred department).

Should the hours of the employee’s primary department not be available in the transferred department, the employee must work the normal hours of the transferred department (i.e. the employee works Tuesday-Saturday in primary department, but Tuesday-Saturday are not normal work hours in the transferred department).

Should the transferred employee’s work hours impact the employees work schedule(s) of either affected department, seniority will determine work schedules and/or shifts.

An employee temporarily assigned to another department will continue to perform certain responsibilities (i.e. on-call, emergency response) associated with their primary department.

Employees assigned to work in another department and who work over-time in that department will have the overtime credited to the area they are primarily assigned to.

The assignment of scheduled overtime work (within an employee’s primary department and division) will be based on low overtime and qualifications.  Employees who are assigned to work in another department will be placed at the bottom of that department’s overtime list.

In the event that the Company exercises its right to make a temporary transfer of an employee from one job classification to another during the term of the contract due to operational reasons, if, at the end of thirty (30) work days the employee transferred is desirous of returning to his regular classification, the Company will allow the employee to do so and replace the employee by the temporary transfer of another employee, so long as the substitution of the employee will not cause the Company operational inefficiencies as determined by the Company. The replacement of an employee on temporary transfer to another job classification for operational reasons will be considered under the foregoing procedure every thirty (30) work days.

Exception:
Thirty (30) day rule does not apply to Crew Laborer position. Crew Laborers may be assigned to other departments performing various bargaining unit work during the length of the off-season.

ARTICLE V
Vacation Allowance

SECTION 1.  Employees of the Company will be allowed vacation computed as follows:

(a)  Any employee who has been continuously employed for six (6) months in any calendar year shall receive three (3) days' vacation with pay.

(b)  Any employee who has been continuously employed for more than one (1) year, but less than five (5) years in any calendar year shall receive two (2) weeks' vacation with pay.

(c)  Any employee who, in any calendar year shall reach the anniversary date of his fifth (5th) year of continuous service with the Company, shall receive two (2) weeks' vacation with pay.  In addition thereto, each such employee shall receive another week's vacation with pay at such time as the same may be scheduled by the Company, and such third (3rd) week shall not necessarily be consecutive with any other vacation taken by or allowed to such employee.

(d)  Any employee who, during the calendar year, shall reach the anniversary date of his tenth (10th) year of continuous service with the Company shall receive two (2) weeks' vacation with pay; in addition thereto each such employee shall receive two (2) other weeks' vacation with pay at such time as the same may be scheduled by the Company, and such other two (2) weeks shall not necessarily be consecutive with any other vacation taken by or allowed to such employee.

(e)  Any employee who during the calendar year, shall reach the anniversary date of his twentieth (20th) year of continuous service with the Company, shall receive two (2) weeks' vacation with pay; in addition thereto, each such employee shall receive three (3) other weeks' vacation with pay at such time as the same may be scheduled by the Company, and such other three (3) weeks shall not necessarily be consecutive with any other vacation taken by or allowed to such employee.

Scheduling of Vacations

SECTION 2.  It is agreed that based upon seniority vacations may be scheduled by the Company, with those employees having longest seniority having their choice of dates.

(a)  Employees who have thirty (30) or more years of continuous service with the Company shall be entitled to schedule their first three (3) weeks of vacation in a calendar year, in the same manner as that provided for in Article V, Section 1, paragraphs (c) - (e) of the agreement for the scheduling of employee’s first two (2) weeks of vacation.

(b)  The establishment of other guidelines is necessary in order to continue furnishing our customers with the best possible service and to insure that our employees receive their appropriate vacations.

(c)  If all vacation time cannot be taken during the current calendar year due to extenuating circumstances related to workload/special projects, if the employee is out due to illness, workers’ compensation or injury, or by employee request, subject to Company approval, equivalent vacation time, up to a maximum of forty (40) hours, can be carried over to the next calendar year.  In cases of extended medical leave, more than forty (40) hours of vacation may be carried over or paid out, as approved by the Company based on scheduling requirements.  However, such carryover vacation shall not supersede the primary and secondary vacation weeks, as referenced in subsection (c) below.  If employees do not use their carryover vacation by December 31 of the following year, their carryover vacation time will be forfeited.  Unused carryover vacation will be paid out only in extenuating circumstances related to workload/special projects, or if the employee is out on illness, workers’ compensation or injury.

(d)   Vacation preference slips will list primary and secondary vacation weeks.  As in the past, the primary two weeks, whenever they might be requested, will be scheduled according to seniority, subject to the following limitations:  emergencies and abnormal operating conditions.

(e)  The following define the maximum number of employees who can be on vacation at the same time:

Pittsfield Service	Three (3) Service employees per week.

North Adams Service	Two (2) Service employees per week.

Greenfield Service	Two (2) Service employees per week

Meter Shop	Two (2) Meter Shop employees per week.

Meter Reading	One (1) meter reader per week.

Pittsfield Distribution Two (2) employees per week November through March and three (3) employees per week April through October.

Production Department inclusive all areas:  Two (2) employees per week.

North Adams and Greenfield Distribution Departments:
Two (2) employees per week.

Customer Care Center (CCC)
No more than three (3) employees in the Department may be on vacation in any week at the same time; of which:
(a)   No more than two (2) Customer Billing Specialists may be on vacation in any week at the same time.
(b)   No more than one (1) Customer Care Clerk may be on vacation in any week at the same time.

Exceptions to any of the above limitations may be approved on an individual basis by management as workload permits.

Secondary vacation weeks, subject to the above limitations will be scheduled as in the past, except that if so many weeks of vacation are requested by employees in the summer and fall months that work scheduling or other operational difficulties occur, the Company will request that employees in order of their seniority reschedule some of their secondary vacation entitlement to the spring or fall.  In the event that a sufficient number of employees do not voluntarily reschedule their vacations so as to eliminate the work scheduling or operational difficulties the Company reserves all of its rights under the Agreement with respect to vacation scheduling.

Rate of Vacation Pay

SECTION 3.  Employees' vacation pay shall be figured at their regular hourly rate for their regular work week and will include shift premium when an employee works a second or third shift during the period immediately preceding the employee's vacation assignment date.

Vacation Pay - Terminating Employee

SECTION 4.  An employee who terminates for reasons other than retirement shall be entitled to vacation pay due that year on a pro-rata basis.  If the employee has received vacation pay prior to terminating, an adjustment in final earnings due will be made and any balance due the Company will be the obligation of the employee.

ARTICLE VI
Sick Pay

SECTION 1.  All employees of the Company for at least six (6) months and covered by this Agreement shall be entitled to the following sick benefits:

(a)   Those employed for at least six (6) months, but less than twelve (12) months, shall receive full pay for the first sixty (60) hours in any one (1) calendar year, not necessarily consecutive, during which he or she is absent from work on account of sickness.  For the next one hundred forty (140) hours in the same calendar year, not necessarily consecutive, they will receive onehalf pay for the time lost on account of sickness.

(b)   Those employed for at least twelve (12) months, but less than five (5) years, shall receive full pay for the first one hundred twenty (120) hours in any one (1) calendar year, not necessarily consecutive during which he or she is absent from work on account of sickness.  For the next two hundred eighty (280) hours in the same calendar year, not necessarily consecutive, they will receive onehalf pay for time lost on account of sickness.

(c)   Those employed at least five (5) years but less than ten (10) years shall receive full pay for the first two hundred (200) hours in any calendar year, not necessarily consecutive, during which he or she is absent from work on account of sickness.  For the next two hundred (200) hours in the same calendar year, not necessarily consecutive, they will receive onehalf pay for time lost on account of sickness.

(d)   Those employed ten (10) years shall receive full pay for four hundred (400) hours and those employed more than ten (10) years shall receive full pay for four hundred (400) hours plus forty (40) hours for each year of employment beyond ten (10) years up to a maximum of one thousand (1,000) hours in any one (1) calendar year, not necessarily consecutive, during which he or she is absent from work on account of sickness.

The Company shall have the right to satisfy itself of the fact of sickness requiring absence by the certificate of a recognized physician, examination or otherwise.

Partial Pay for Injuries in Course of Employment

SECTION 2.  In the event of time lost due to injury from accident in the course of employment, the injured employee shall receive the difference between workmen's compensation and his regular pay for fourteen hundred (1,400) hours, not necessarily consecutive.  The Company reserves the same right of examination as in the case of sickness.

Exclusions

SECTION 3.  Any employee whose sickness is due directly or indirectly to intoxication, or to the use of intoxicants as a beverage, or to drugs or narcotics, excluding medication prescribed by a doctor, or to injuries as a result of willful misconduct or to injuries suffered by an employee while in the employ of another employer or while working at another paying job, shall not be entitled to any sick benefits. Notwithstanding any of the foregoing, the Company in the exercise of its sole discretion may authorize the payment of sick benefits to any employee who is actively participating in a recognized alcohol or drug rehabilitation program.

Maternity Leave

SECTION 4.  Maternity leave of up to eight (8) weeks duration shall be approved upon written request to the Company.  Such written request shall specify expected date of leave.  Regular sick pay will be available to employee for such leave, according to terms of Section 1 above.  Following the first eight (8) weeks of maternity leave, the Company will make available part-time assignments (four (4) hours per day) to the employee for an additional eight (8) consecutive weeks.  The scheduling and duration of the assignments shall be based on Company needs.  The Company will be flexible and make reasonable accommodation for the employee's schedule.

Long Term Disability

SECTION 5.  Employees hired after  March 5, 2010  will be provided with benefits under the same long term disability plan which is in effect for the Company’s non-union employees as that plan may change from time to time for the Company’s non-union employees.

ARTICLE VII
Promotions and Layoffs

SECTION 1.  (a)  All openings for jobs within the classifications covered by this Agreement shall be posted in all the Districts simultaneously, as soon as reasonably practical and shall remain posted for three (3) consecutive work days, with the exception of Saturdays, Sundays and holidays, which shall be excluded in determining the period of posting, but shall not be held to break the continuity thereof.  All bids for job openings shall be submitted electronically during said three (3) day posting period.  Such a bid may be submitted by his Shop Steward electronically on behalf of an employee, who is absent because of illness or injury or because he is on vacation, provided that the Shop Steward shall have been requested to do so by such employee.  No such absent employee shall be eligible for such job opening unless he shall return to work within thirty (30) calendar days after he has been notified that he is the successful bidder, unless the Company and Union shall mutually agree to waive this requirement.

(b)  In filling such job openings, seniority as defined in Section 4 of this Article shall be the determining factor, subject to minimum qualifications and fitness as determined by the Company, on a nondiscriminatory basis.  If the Union claims that the Company has determined minimum qualifications and fitness in an unjust, unreasonable or discriminatory manner, such claim shall be subject to the grievance and arbitration procedure provided in ARTICLE VIII herein.  The Company agrees to fill all job openings so posted, as soon as reasonably practical after the three (3) day posting period.  The Company agrees to pay the successful bidder the rate of pay of the posted job as of the date of the award of the job whether or not the successful bidder has been transferred to the posted job as of that time.  If there shall be no bidders or no successful bidders for such a job so posted, then the Company may fill the job from any source.  The successful applicant may be returned to his former job by the Company for a valid reason upon the completion of a fourteen (14) calendar day period on the job or the successful applicant may be returned to his former job for a valid reason at his own request at any time during the abovementioned fourteen (14) calendar-day period.  In the event that the successful applicant shall be so returned, the job opening may be filled by the Company from among the other qualified applicants according to their seniority without the necessity of reposting.  If the Company shall fail to fill the job within ninety (90) calendar days from the first day posting, it shall not thereafter be filled until it has again been posted in accordance with the above provisions.

(c ) Current employees or new hires who meet day-one qualifications for multiple levels within a progression will be placed in the entry-level posi-tion posted for up to a six-month period for assessment and, if deemed qualified (including applicable operator qualifications), promoted to the appropriate position higher up in that progression.  If deemed not qualified for promotion, the employee will remain in the entry-level position in accordance with established progression criteria.

(d)  In cases of demotion, layoff for lack of work, reduction in the work force or the elimination of a job, seniority will be given first consideration.  In the case of an employee so laid off, demoted, or affected by a reduction in the work force, or the elimination of a job, said employee shall have the right to replace another employee within the Company who has less seniority than said employee, provided that said employee shall have minimum qualifications and fitness to fill the job as determined by the Company on a nondiscriminatory basis.  If the Union claims that the Company has determined minimum qualifications and fitness in an unjust, unreasonable or discriminatory manner, such claim shall be subject to the grievance and arbitration procedure provided in ARTICLE VIII herein.

Any employee so laid off, demoted or affected by a reduction in the work force, or the elimination of a job, shall have the right to exercise his seniority to bump laterally or downward subject to the abovementioned requirement of minimum qualifications and fitness.  The Company shall give at least fourteen (14) calendar days’ notice to the Union of any such intended demotion, layoff for lack of work, reduction in the work force or elimination of a job.

(e)  Such laid off employees shall be recalled to openings in jobs in the Company for which they have minimum qualifications and fitness as determined by the Company on a nondiscriminatory basis in reverse order from that in which they were laid off.  If the Union claims that the Company has determined minimum qualifications and fitness in an unjust, unreasonable or discriminatory manner, such claim shall be subject to the grievance and arbitration procedure provided in Article VIII herein.  The Company shall notify such employee or employees by certified mail sent to his last known address that such work is available and if the employee shall fail to accept such reemployment or fail to apply therefore within one (1) week of the receipt of such notice then he shall lose all his seniority rights previously established and continuity of employment shall be forfeited.  In the event that said notice of recall is returned to the Company or cannot be delivered for any reason, the Company shall notify the Union of the recall opportunity and the employee to be recalled shall have one (1) week from the date of such notification to the Union to accept such reemployment or apply for it.  In the event that such employee does not do so he shall lose all his seniority rights previously established and his continuity of employment shall be forfeited.  It shall be the duty of the employee to keep the Company advised in writing of his current address.  An employee accepting reemployment, shall report for work within fourteen (14) calendar days of such acceptance.  The duration of a laid off employee’s recall rights shall be equal to the employee’s time of service with the Company as of the date of the layoff with a minimum of one (1) year and a maximum of three (3) years.

(f)  If employees of the Company are so laid off they shall be given preference for reemployment before the Company hires new employees for positions in which such laid off employees have minimum qualifications and fitness as determined by the Company on a nondiscriminatory basis.  If the Union claims that the Company has determined minimum qualifications and fitness in an unjust, unreasonable or discriminatory manner, such claim shall be subject to the grievance and arbitration procedure provided in ARTICLE VIII herein.

(g)  In the event a job in the Clerical Force is eliminated the employee affected thereby shall have the right to replace another employee of less seniority in the Company in a job which he shall be capable of performing and he shall be given the opportunity to demonstrate his capabilities during a period not to exceed twenty (20) work days, however, should the Company determine within the aforesaid twenty (20) days that the employee does not have the capacity to perform the job, he shall be removed therefrom.  In the event the creation of a new job in the Clerical Force, within the classifications covered by this Agreement, is contemplated, the Company will so inform its employees.  Any employee who intends to bid for such job when posted, shall so notify the Company, and from such employees, the Company will select that one, if any, who because of seniority and prior training, would appear to it to have the potential capability of filling such job opening, and will provide such training for such employee as is reasonably necessary for him to acquire the necessary additional qualifications.  At the end of such training period, or, if nobody applies for such training or is potentially qualified therefor, at the time the job is created, the Company shall post the job as hereinabove provided.

(h)  For purposes of layoff, the elected officers of the Union consisting of the Unit Chair, recording secretary, and also the Chief Unit Griever, shall be deemed to have top seniority within the Company, to the extent the law allows.

Temporary Workers (Contracted)

SECTION 2.  A temporary worker is one who is employed by a contract agency and whose services are contracted for by the Company with the agency for a specific project or for a period of time, which is anticipated or known in advance to be limited and with no intention by the Company that the temporary worker becomes a regular employee.  In no event should a temporary worker’s term of engagement exceed a period of four (4) months.  Further, temporary workers will be offered overtime work only after that overtime work has been offered to all qualified and available bargaining unit employees, or otherwise agreed to between the parties.

The Company may exceed the limitations on its use of temporary workers, which are set forth in this paragraph, in order to cover for the long-term absence of a regular employee.  However, the Company will not engage the services of temporary workers in numbers that exceed ten percent (10%) of the total complement of full time, regular employees in the bargaining unit.

Termination or Interruption of Service Affecting Seniority

SECTION 3.  Employees voluntarily leaving, or discharged from service of the Company, forfeit all claim to seniority previously established.  Seniority shall continue to accrue under the following conditions:

(a)  A leave of absence in writing granted by an officer of the Company.
(b)  Illness attested by a physician's certificate.
(c)  Service in the military forces of the United States of America or the Commonwealth of Massachusetts (National Guard called in case of emergency).
(d)  Absence due to layoff not to exceed twelve (12) months.

Seniority

SECTION 4.  The term "seniority" where used in this Agreement shall mean Company seniority.  Company seniority shall be defined as the length of service of an employee with the Company, starting with the first day of his last period of his continuous employment by the Company.

Application of Article

SECTION 5.  An employee promoted to a supervisor, or other job outside of the Bargaining Unit, shall retain and accumulate seniority for a twelve (12) month period and if he should revert to the Bargaining Unit after said twelve (12) months, he does so without any seniority rights relating to layoff and bidding for promotion, but such rights shall be retained for all other purposes under this contract.

Seniority List

SECTION 6.  The Company will furnish the Union annually on the anniversary date of the contract and each three (3) months thereafter a seniority list and a copy will be posted on a Company bulletin board.

ARTICLE VIII
Grievance Procedure between Company and Union

SECTION 1.  Each department of the Company covered by this Agreement shall have a Unit Griever, selected by the Union.

In all cases of disagreement concerning the interpretation and application of the terms of this Agreement, an earnest effort shall be made to settle such differences immediately in the following manner:

First:  A discussion of the grievance between the aggrieved employee, with his Unit Griever, and the Supervisor or Manager of the department.

Second:  A meeting between the aggrieved employee, the Unit Griever, a member of the Grievance Committee and the Manager of the department.  At this stage, the grievance shall be presented in writing on a form mutually agreed to between the Company and the Union.

Third:  A meeting between the Grievance Committee and the President of the Company, or his duly authorized representative.  This step is optional with the Local Union.

Fourth:  A meeting between the Grievance Committee and the President of the Company, or his duly authorized representative, or both of them, and a representative or representatives of United Steelworkers, AFLCIOCLC.  In discipline cases, the grievant may be present at the third and fourth steps of the grievance procedure, at the request of either the Company or the Union.  The Company's answer to the grievance at this step shall be in writing.

Arbitration
SECTION 2.  In the event that no satisfactory adjustment of any grievance can be attained under the procedures set forth in Section 1, the Union may within thirty (30) calendar days of its receipt of the Company's answer at the last step of the grievance procedure, but not there-

after, refer the matter to a Board of Arbitration, composed of three (3) members, one to be chosen by the Company, one by the Union, and the third member of the Board shall be selected by the Company and Union designees by mutual agreement.  If the Company and Union designees cannot agree upon the selection of the third member of the Board of Arbitration such third member shall be selected from lists of arbitrators in accordance with the rules of the American Arbitration Association.  The award of the Board of Arbitration shall be final and binding on the Company and the Union, and shall be retroactive to the date of the dispute.  The Company and the Union shall each bear the expense of its own arbitrator and shall share equally in the expense of the third member.  Nothing herein contained shall be deemed to give any arbitrator or Board of Arbitration the right or authority to alter, amend or change any of the terms of this Agreement. If arbitration is not requested within thirty (30) calendar days of the Union's receipt of the Company's answer at the last step of the grievance procedure, the grievance shall be deemed waived.  The Union’s request for arbitration must be in writing and received by the Company within thirty (30) calendar days of the Union’s receipt of the Company’s answer at the last step of the grievance procedure.

Conditions Precedent to Litigation

SECTION 3.  In further consideration of the mutual promises contained herein, the parties hereto expressly agree that neither party shall bring, or cause to be brought, any court or other legal or administrative action against the other until the dispute, claim, grievance or complaint shall have been brought to the attention of the party against whom it shall be made and the said party after actual notice of same shall, within a reasonable time, fail to take steps to correct the cause or circumstances giving rise to such dispute, claim grievance or complaint.

ARTICLE IX
Company Management

SECTION 1.  Except as limited by the specific provisions of this Agreement, the Company reserves and retains for itself exclusively, all of the rights, privileges and authority to manage, operate and to direct the management and operation of its affairs, including, but not limited to, the right to employ, promote, or discharge for cause, the right to assign work, the right to direct working forces, to temporarily transfer employees and to lay off employees because of lack of work.  The Union agrees that except insofar as it is granted the right and authority hereunder, it will not hinder or interfere with the management of the Company's affairs.

SECTION 2.  The Company shall continue to have the right to publish reasonable rules and regulations which are not inconsistent with the provisions of this Agreement.

ARTICLE X
Strikes, Stoppages and Lockouts

SECTION 1.   While this Agreement is in force, there shall be no lockout of the employees by the Company, and neither the Union nor its members will cause or participate, directly or indirectly in any strike or stoppage of work.

ARTICLE XI
Notice in Case of Suspension or Discharge

SECTION 1.  If an employee is given a disciplinary suspension, the Company agrees to have a member of the Grievance Committee or Unit Griever present at the time of disciplinary action.  Upon written request of such member, the Company will give written reasons for such discharge to the employee and a copy to the Union within seven

(7) calendar days of such written request.  If an employee is discharged, the Company agrees to have a member of the Grievance Committee or Unit Griever present at the time when the notice of discharge is given to the employee.  The Company's notice of discharge shall be in writing and shall contain a statement of the reason for the discharge.  A copy of said notice shall be provided at that time to both the employee and to the member of the Grievance Committee or Unit Griever who is present.

Discharged Employee’s Right of Hearing

SECTION 2.  In the event that an employee is discharged by the Company, he may within three (3) work days after he has been furnished with the notice of discharge provided for in Section 1 above, request a hearing on his discharge.  The Company will grant him such a hearing at a meeting set up in accordance with the provisions of Step Second under the Grievance procedure, as set forth in ARTICLE VIII, Section 1, and any further action on such discharge shall be in conformity with the succeeding procedure set forth in said ARTICLE VIII, Section 1.  If, as a result of such a hearing, it is found that the employee was unjustly discharged, he shall be reinstated.

ARTICLE XII
Performance by Union Members

SECTION 1.  The Union agrees that its members will individually and collectively perform loyal and efficient work and service, and will use their influence and best efforts to protect the property of the Company, and the Company's interest, and will assist in promoting the sale of the Company's products, and that they will cooperate with the Company, and the employees of all departments in promoting and advancing the welfare of the Company and its service at all times.

ARTICLE XIII
Partial Pay for Jury Service

SECTION 1.  An employee who is called for jury duty and serves as juror on a regularly scheduled working day or days shall be paid by the Company for time lost from work by reason of such service the difference between the amount received by him for such service and his straight time hourly earnings, not exceeding eight (8) hours per day.  Employees on the first shift who are excused from jury service for the day or such employees who are excused from jury service before 1:00 P.M. shall be required to report to work for the balance of the first shift as a condition to receiving pay for jury service for the day in accordance with the foregoing provisions.  Employees on the second and third shifts shall be assigned to the first shift by the Company where reasonably possible for the period of their jury service.  Employees on the second and third shifts who cannot reasonably be assigned to the first shift shall, as a condition to receiving pay for jury service in accordance with the foregoing provisions, be required to report to work for the balance of their shifts upon being excused from jury service if such employee has four (4) or more hours remaining on his regular work day at the time of being excused.

As a requirement of receiving pay for jury duty, the employee must present to the Company the employer’s copy of the employee’s “Certificate of Trial Juror Service” which is issued by the Commonwealth of Massachusetts.  In the event that an employee has been paid for jury service and does not produce the required certificate, the Company’s payment shall be deducted from the employee’s subsequent paycheck.

Paid Time for Deaths in Family

SECTION 2.  In case of death of the stepparent, grandmother, grandfather, grandchild, brother, sister, motherinlaw or fatherinlaw of an employee, the employee shall be permitted to be absent and shall be paid for any scheduled work days lost from the date of death to the day of the funeral, inclusive, but not to exceed (3) work days and in case of death of mother, father, spouse or domestic partner of record, child  or stepchild, the employee shall be permitted to be absent for five (5) work days.  In the case of death of the brotherinlaw or sisterinlaw of an employee, if the employee attends the funeral which is held on a scheduled work day, the employee shall be permitted to be absent and shall be paid for the day.  Compensation for each day shall be computed at eight (8) times the employee's regular hourly rate.  Such days are to be considered as days worked for computing overtime.

If an employee who is on vacation from the Company would have been entitled to receive paid time for a death in the family pursuant to this Section had he been at work instead of on vacation, the Company will pay the employee funeral leave in accordance with this Section and the employee shall be entitled to take an equivalent number of vacation days at such time as they may be rescheduled by the Company.

Absence for Union Business

SECTION 3.  One (1) employee with a seniority rating who is elected as a delegate to the Union's International Convention will be granted a leave of absence, without pay, for the duration of the convention.  The employee is to give the Company reasonable notice of his request for such leave.  The Company will grant one (1) employee a leave of absence without pay, who has been appointed or elected to a fulltime official position with the Union for a period not to exceed one year.  Seniority will accumulate during an authorized leave of absence.

Notwithstanding the provisions of Article XIII, Section 3 of the Agreement, if during the contract term an employee of the Company accepts a casual position with the International Union, the Company will provide the employee with a leave of absence, without pay, for a period not to exceed three (3) years.  This commitment shall be limited to one employee and the leave of absence shall be terminated if the employee’s position with the Union is made permanent.

During the leave period, the employee will retain his or her current job classification and will continue to accumulate all seniority as provided by the contract.  Throughout the leave, the employee will retain the same contractual hospital, medical, and dental insurance coverage by continuing to pay the Company all applicable premium costs (i.e., Company and employee cost shares).  Also, for the duration of the leave, the employee’s 401(k) Plan account shall remain open, but inactive with respect to employee contributions and Company matches.  Disability and life insurance coverage also will be inactive during the leave.  Further, the International Union will assume responsibility for any workers compensation matters that may arise while the employee is in the casual position.

At the end of the leave, the employee will return to the held classification with all applicable accumulated seniority and with the resumption of all contractual benefits and applicable employee cost shares.

Personal Days

SECTION 4.  Employees may take two (2) unpaid personal days off per contract year.  Requests for unpaid personal days must be made with reasonable advance notice to the Company and approval is subject to the operating conditions of the Company.

ARTICLE XIV
Check Off

SECTION 1.  Upon individual written authorization by an employee, the Company agrees to deduct from said employee's paycheck Union dues, initiation fees, and assessments as designated by the Union’s International Secretary-Treasurer.  The Company shall remit within fifteen days of the following month any and all amounts so deducted with a completed summary of USW form R-115, or its equivalent, to the Union’s International Secretary-Treasurer, Five Gateway Center, Pittsburgh, Pennsylvania 15222.

The completed individual written authorization form signed by the employee shall be delivered to the Company by the Local Union Financial Secretary or other officer of the Union.

The Union shall indemnify and save the Company harmless against any claims, demands, suits, or other forms of liability that may arise out of or by reason of action taken or not taken by the Company for the purpose of complying with the above provisions of this Article of the Agreement, or in reliance on any authorization furnished to the Company in connection therewith.

Personal Protective Equipment (PPE)

SECTION 2.  The Company will furnish all required PPE, with the exception of safety shoes.

Annually during the month of January existing employees (with the exception of those working in the CCC) will receive a non-taxable boot allowance of two hundred dollars ($200). New hires will receive the annual boot allowance after the completion of their probationary period.

Uniforms

SECTION 3.
The Company shall provide and pay the full cost of all required uniforms for employees.  Uniforms provided by the Company shall be worn by employees during their working hours.

ARTICLE XV
Bulletin Board

SECTION 1.  The following Company Policy shall govern the use of Company bulletin boards:

Company bulletin boards are maintained for the purpose of posting Company notices and communications to employees and for the Union’s use in posting official notices to its members.  No employee shall be permitted to post any material or notice on any Company bulletin board or anywhere throughout the Company without the specific permission of the Company obtained in advance.  Any Company employee who violates this policy by making any unauthorized posting or who falsifies or who defaces any Company or Union posting, shall be subject to appropriate disciplinary action.

The Company will provide reasonable bulletin board space in its various departments for the posting of official Union notices to its members, such as death notices, notices of nominations and elections and notices of regular or special membership meetings.  Any other material which the Union wishes to post shall be subject to the prior approval of the Company and it shall not be of a controversial, inflammatory or political nature, as determined by the Company.  Approvals of such materials shall be made by the Company’s Manager of Human Resources, or his designated representative, within forty-eight (48) hours of the time of the Union’s request.  In the event that the Company does not grant or deny its approval within the above time limit, the Union shall be permitted to post the material after forty-eight (48) hours subject to the Company’s continuing, subsequent right to approve or to disapprove the posting.  The Company and the Union, and their representatives, shall act in good faith in regard to the approval process which has been established by this policy.

ARTICLE XVI
Pension Plan and Retiree Benefits

SECTION 1.  For employees hired prior to  March 5, 2010, the Company shall maintain in effect for the duration of the collective bargaining agreement pension benefits as presently provided under the Berkshire Gas Company Pension Plan for Union Employees.  Employees hired after March 5, 2010 will not be eligible to participate in this defined benefit pension plan.

The alternative pension formula shall be as follows:
Effective Date	Dollar amount per month per year of service
October 1, 2014	$56
October 1, 2015	$58
October 1, 2016	$63

Early retirement reduction factors shall be as follows:
Age	Reduction Factors
62	100%
61	100%
60	100%
59	97%
58	94%
57	91%
56	88%
55	85%

Employees will receive either the pension benefit provided for by the five (5) year average salary formula or the alternative pension formula,

whichever is greater.  All provisions of Plan which pertain to the five (5) year average salary formula shall also pertain to the alternative pension formula, except for the four percent (4%) reduction factor for years of service less than twentyfive (25) which is applicable to "Benefits Commencing on or after March 31, 1982," which is set forth in the Plan.

SECTION 2.  At least once per year the Company will meet with the Union to review benefit calculations, utilization and actuarial valuations. Union representation shall consist of four (4) persons; two (2) Local Union and two (2) International Union representatives, and Management representation shall consist of four (4) persons.

SECTION 3.  The Company shall provide employees who retire with term life insurance in an amount of seven thousand dollars ($7,000).  Employees shall be notified of this coverage by the Company at the time of their retirement.

SECTION 4.  The Company shall continue to provide group medical insurance coverage for employees who retire on a disability pension.  As a condition of such continued insurance coverage, the employee shall be required to apply for Social Security disability status and, if found qualified, to apply for Medicare.  In such cases, the Company will provide for continuation of medical benefits by means of a supplemental policy to Medicare.  Employees who qualify for a disability pension under the Plan shall have their pension calculated as of the time of the disability pension based on projected years of service to age sixtyfive (65).

The Company’s disability pension plan requires that an employee must have fifteen (15) years of service in order to be qualified for disability pension benefits and the employee must be totally  and permanently disabled from  performing any available bargaining unit job at the Company.  In the event that an employee is totally and permanently disabled from performing his or her job at the Company, but the employee does not retire on a disability pension because the employee has been  transferred to another available bargaining unit job at the Company, the employee transferred to the other bargaining unit job will retain the rate of pay of the employee’s position from which the employee has become disabled, or the rate of pay of the job to which the employee has been transferred, whichever is higher, including all future negotiated general wage increases.

SECTION 5.  The Company will pay onehalf (1/2) of the group  medical insurance premiums (excluding dental) for early retirees between ages sixty (60) and sixtyfive (65).   The retiree will cease to be eligible for coverage after age 65.  Coverage for spouse/family of retiree or spouse of deceased retiree shall continue as above until he/she reaches age 65.

ARTICLE XVII
Meter Work

SECTION 1.  All meter work is to be performed by qualified Company employees in the bargaining unit.

a)  Meter Readers will provide assistance in performing Meter Shop duties when necessary.
b)  Meter Readers and Meter Shop employees can be utilized to change and re-program ERT’s in the field.
c)  Meter Shop employees will be trained and utilized to assist with Meter Reading.
d)  Meter Shop Review Board will develop general duties and advancement criteria.

A two (2) employee Fitting Team will be utilized for all meter work AL800 and above.

Restriction of Supervisors

SECTION 2.  The Company agrees that it will use its best efforts to see that no Supervisor shall, except in cases of emergency or for the purpose of education and instruction, perform any work of the type customarily performed by a member of the Bargaining Unit.

ARTICLE XVIII
Group Insurance and Health Care Cost Containment

SECTION 1.  Except as set forth herein, the Company shall maintain in effect for the duration of the collective bargaining Agreement group insurance benefits as presently provided.  Said group insurance benefits shall include employee group life insurance in an amount equal to the employee's base salary (rate of pay times 2,080 hours) rounded upward to the nearest one thousand dollar ($1,000) increment with a minimum life insurance benefit in the amount of fifteen thousand dollars ($15,000), and medical/dental benefits.

 The Company has  implemented the Tufts HMO health insurance plan for employees who live in the Commonwealth of Massachusetts.  Current or new employees who live outside of the Commonwealth of Massachusetts will be offered health care coverage either under the Tufts

HMO health insurance plan or under the Tufts PPO health insurance plan whichever the employee elects.  The annual maximum benefit amount for basic and restorative services under the dental plan is one thousand five hundred dollars ($1,500).

SECTION 2.  The Company and Union agree to a health care cost containment committee.  Each year, after the Company has been notified of an increase in medical or dental premiums, the Company-Union Health Care Cost Containment Committee shall meet and attempt to mutually agree on plan design or other changes to reduce the cost increases to be shared by the Company and by employees. The Union committee will include a representative from the International Pension and Insurance Department, a District representative of the International Union and four (4) members of the Local Union appointed by the Local's president.  No changes in the Company's existing health care program will be made during the contract term except by mutual agreement and subject to Union ratification.  Nothing herein shall preclude the Company's right to change carriers or to self-insure provided the existing level of benefits and conditions of payment are maintained.
The Committee shall meet on a quarterly basis during the contract term if requested by either party, and the entire Union committee shall be present at all meetings.

SECTION 3.  The employee contribution to the cost of group medical and dental insurance benefits shall be twenty percent (20%).

Employee contributions will be made through payroll deductions and they will be offered on a pretax basis.

SECTION 4. If a spouse works full-time (as defined by his or her employer) for a company that offers medical and/or dental coverage and the spouse’s employer shares or pays for in its entirety the cost of these medical plans, the spouse may voluntarily enroll in his or her employer’s plans at the next available opportunity providing the total premium cost to the employee does not exceed the cost to the Company to include the spouse as a dependent under the Company’s plan.  The employee’s spouse may also be enrolled in the Company’s plan, if desired.  The two plans will coordinate benefits.  The Company will reimburse the employee’s spouse 100% for the spouse’s portion of the medical and dental coverage in the spouse’s employer’s plan(s).  The Union leadership, in conjunction with the Company, will educate the Union membership through the existing union management health committee, to strive for 100% participation in this program.

SECTION 5.  The Company will offer a One Thousand dollar ($1000) annual opt-out credit for any employee waiving medical coverage based on eligibility of employee for adequate alternate coverage as verified by the Company.  Payments will be made incrementally over the course of the year at regular payroll intervals, subject to existing payroll tax laws.

SECTION 6.  Should any Federal or State law become effective during the term of this Agreement providing benefits substantially parallel to those of the group insurance benefits provided for in this Agreement and impose the cost thereof upon the Company, then and to that extent only such paralleling benefits provided for under the Company's group insurance benefit plan shall become inoperative and be canceled by the Company in order to avoid duplication of insurance costs.

ARTICLE XIX
Conformation to Laws, Regulations and Orders

SECTION 1.  It is understood and agreed that all agreements herein are subject to all applicable laws now or hereafter in effect and to the lawful regulations, rulings and orders of regulatory commissions having jurisdiction.  If during the life of this Agreement any of said laws, regulations, rulings or orders shall conflict with any of the provisions of this Agreement, such provision or provisions shall be immediately suspended, and shall be given continued effect only to the extent permitted by law.  The suspension or invalidity of any provision of this Agreement in accordance with the foregoing shall not affect or impair any other term or provision of the Agreement and said other terms and provisions shall remain in full force and effect.

SECTION 2. The Employer and the Union agree that, except in the case of a bona fide occupational qualification or need, neither will discriminate against any individual in respect of hire, tenure of employment or any term or condition of employment or Union membership because of the individual’s race, color, religious creed, age, sex, sexual orientation, gender identity, national origin, ancestry, disability, genetic information, service in a uniformed military service, or other protected status under state, federal or local laws. The Employer maintains the right to provide reasonable accommodations to individuals with disabilities as required under applicable law.

SECTION 3.  All references to the masculine gender contained in this Agreement shall also be construed to refer to the feminine gender where applicable.

ARTICLE XX
Job Security and Severance Pay

SECTION 1.  The Company agrees that regular employees hired prior to the effective date of this Agreement will not be laid off due to lack of work during the term of this Agreement.

SECTION 2.  Any employee laid off from the Company's employ may elect to receive one (1) week of severance pay for each full year of continuous service with the Company which the employee has as of the date of the layoff.  If the employee elects to receive severance pay, the employee's right to be recalled under Article VII of this Agreement shall be terminated as of the date of the layoff.  The employee shall make his or her election with respect to severance pay within thirty (30) calendar days of the date of the employee's layoff, and if the employee elects to receive severance pay, the Company shall make the payment on the next payday following the employee's notice to the Company of his or her election.

SECTION 3.  The following is applicable to employees who become surplus during the contract’s term, but who are not subject to layoff due to the provisions of SECTION 1 above:

(a)  Junior surplus employees shall be required to use their seniority to bump into other jobs in the bargaining unit in accordance with the collective bargaining agreement.  Employees bumping shall revert to the rate of pay of the job bumped into.

(b)  Surplus employees who have no job to bump into will be provided with work by the Company at their current rate of pay.  Work provided may be non-Union, and if it is, it will be on a no precedent or prejudice basis, nor will it form the basis of any future Union claim to such work.

ARTICLE XXI
Outside Contractors

A phased program will be developed and implemented during the term of this contract whereby additional company personnel will be hired and trained to perform some or all the work currently being contracted to outside parties will be carried out by BG employees.  In developing this phased approach a joint subcommittee will be identified to develop, implement, review and modify the program.  The joint subcommittee will meet at least quarterly to identify and address issues brought forth by both parties.

The utilization of Company personnel to perform the core work of the business is in the best interest of both parties, who agree that their efforts will be in good faith to understand, promote and foster the following:

Company personnel to be the point of interaction with customers

Highly motivated, trained and qualified workforce

Seasonality of work

Cyclical nature of workload

Productivity

Cost Effectiveness

Rate payer/Customer impacts

Corporate objectives/direction

The following areas are initially considered as best to support this strategy:

Leak Surveys

New Business/Growth (Mains & Services)

Infrastructure Replacement (Cast Iron/ Bare Steel)

ARTICLE XXII
401(k) Plan

SECTION 1.  The Company will continue to provide employees who were hired prior to March 5, 2010 with a 401(k) Plan with the following matching contributions by the Company:

Employee Contribution	Company Contribution
1%	1%
2%	1.5%
3%	2.0%
4%	2.5%
5%	3.0%
6%	3.5%

Employees hired after March 5, 2010 will be automatically enrolled in the 401(k) Plan at a six percent (6%) contribution level unless they specifically opt out of coverage after having been enrolled according to the Plan’s auto-enrollment provisions.  Such employees will be provided with the following matching 401(k) Plan contributions by the Company:

Employee Contribution	Company Contribution effective March 5, 2010	Company Contribution effective 1st Payroll Period of 2015

1%	1.25%	1.50%
2%	2.50%	3.00%
3%	3.75%	4.50%
4%	5.00%	6.00%
5%	6.25%	7.50%
6%	7.50%	9.00%

The maximum employee contribution shall be that allowed by the 401(k) plan document.  The 401(k) plan shall include employee loan provisions as provided for in the Memorandum of Settlement signed by the parties on March 30, 1996.

ARTICLE XXIII
Flexible Spending Account

SECTION 1.   The Company will continue to provide employees with a Flexible Spending Account as authorized by Section 125 of the Internal Revenue Code.  This Plan will make available to employees pretax payment of medical, child care, and elderly care costs.

ARTICLE XXIV
 Safety and Health

SECTION 1. The parties jointly recognize the obligation and value in providing a safe and healthful working environment for all employees.  The parties recognize their obligation to cooperate to establish, maintain and improve both the safety culture and work environments.  The parties agree to use their best joint cooperative efforts to achieve these objectives.

Management and the Union recognize that the safety of employees is the first and   top shared priority of the parties and will together strive to achieve industry leading results. Every employee is individually responsible and will commit to follow established safety rules, prudent work practices, and regulations to ensure their own safety, as well as the safety of co-workers and the public we serve.

As a joint and sustained priority, employee safety will be supported by proper ongoing training, by open communications and by a collective agreement that employee safety is a cornerstone to the success of our business.   Every employee will assume a proactive role by being conscious of and applying all established safety rules, prudent work practices, and regulations. Additionally, all employees will be expected and empowered to identify and correct hazards on the job to promote safe work environments and culture.

The Company is accountable for providing employees with the training, work processes, tools and equipment appropriate and necessary for them to perform all job duties in a safe and productive manner.  Employees will be responsible for properly using, maintaining and returning Company provided tools and equipment.  All work performed and/or services provided must be completed using the necessary time, proper equipment and required procedures as needed to assure individual, group and public safety.

The parties agree to work together to foster an environment and culture that support safe work practices.  To accomplish this, the parties will have joint representation on both the UIL Safety Council (USC) and Berkshire General Safety Committee (GSC) for the purpose of developing excellence in safety and addressing safety concerns. Additionally, open safety meetings will be held regularly at the department and/or geographical level to allow all employees to have a direct voice in the safety process.   (The Joint Safety Program Organization Roles and Responsibilities structure describes the USC and GSC committees. The process for employees to identify and communicate safety and related issues is outlined in the Joint Safety Program Handbook.)

The union representatives of BGC participating on the USC will be comprised of the Union Safety Officer and the local unit president or his designees.

The Berkshire GSC will be comprised of joint Union and Management representation from various functions and localities of the Company.  The Lead Safety Specialist and the Union Safety Officer will jointly lead the business GSC. The GSC will address company-wide business and also unresolved issues from departmental and/or geographical level safety meetings. Employees will be encouraged to provide information that could improve the effectiveness of safety rules or work practices by communicating with any GSC committee member or through active/direct participation at departmental/local safety meetings.  The parties will agree to jointly set the schedule for ongoing GSC and local safety meetings.

ARTICLE XXV
Joint Union-Management Partnership

Partnership
The Company and the Union have reviewed their relationship and recognize that their mutual success as partners is determined by keeping each other informed and by their ability and willingness to work together to address their interests in meeting the challenges the Company faces in a changing human resource, customer, technological, competitive, legislative, and regulatory environment.

Purpose
The parties recognize that they have mutual interests in satisfying the needs of customers, improving the welfare and satisfaction of employees, and improving Company performance. In this spirit the parties hereby commit to implement, sustain and improve the JUMP.  The par-ties further recognize that the interests of employment security, fair and equitable total compensation, personal capability development, and job opportunities go hand-in-hand with the interests for increasing customer satisfaction, sustaining Company financial  success, improving competitiveness, and meeting or exceeding regulatory requirements. The parties further recognize that interests will best be served by using the Levels of Union Involvement by Topic Area (the “Levels of Union Involvement”) -- Exhibits I and II in their joint work.  The parties agree that to achieve these ends they must continue to use new and creative approaches to furthering the JUMP, the work culture, and work practices throughout the Company.  To monitor the progress of this effort, the Joint Negotiating Committee will discuss the JUMP process as a standing agenda item at their monthly meetings.

Basic Agreements
The parties agree to work together regarding actions that impact employees and their work, including, but not limited to, the following:

●	Developing the capability in Union and Management leadership to use the interest-based problem solving approach (“IBPS”).
●	Recognizing when and how to carry out the Levels of Union Involvement.
●	Reconciling issues and grievances at the local level, whenever appropriate.
●	Continuing to transform the work culture to one of cooperation and ongoing improvement.

The Union and Management leadership recognize that the interest-based approach must take place at all levels of the Company.  Therefore, during the term of the Agreement, the parties will meet in February of each calendar year to jointly set objectives and implementation plans for furthering the development of IBPS capabilities in supervision, Union representatives and other bargaining unit employees during the remainder of that year.  These objectives will include the joint development, prioritization and implementation of IBPS training and refresher training, with an ongoing focus on improving the parties’ abilities to resolve more issues at the first two steps of the Grievance Procedure.  Union and Management leadership share the expectation that on a daily basis super-

vision, Union representatives and other bargaining unit employees will endeavor to work effectively and efficiently at finding the best solutions consistent with the Levels of Union Involvement.

The parties also expect that when joint committees are formed to solve problems or address improvement opportunities, they will always adhere to these fundamental requirements:
●	Mutual understanding of the appropriate Level of Union Involvement applied to the specific topic.

●	Fair representation of both parties.

●	Shared agenda related to the topics to be discussed.

●	Agreement on when meetings will be held to accommodate participant work schedules and implementation demands.

●	Shared written record of the meeting for later reference.

The parties commit to remain active in the JUMP for the term of the Agreement.  In the case of disagreements that put the Partnership at risk, the parties agree to use IBPS in a good faith effort to find a resolution that permits the Partnership to continue.

EXHIBIT I
Levels of Union Involvement by Topic Areas
Levels: 1 Unilateral; 2 Inform; 3 Provide Feedback; 4 Helping Find Solutions;
5 Active Involvement; 6 Consensus Decision Making - Full Partners in Decisions

Topics	Minimum Level of Union Involvement
Practices and Policies ● New or Revised Company-wide Personnel Related Policies and Practices (e.g., Requirement for Employees to Submit Doctors' Notes When on Medical Leave)	3: Provide Feedback
Safety Policy and Practices ● Safety Manual & Operating Procedures ● Safety Roles, Responsibilities & Accountabilities ● Safety Process ● Safety Committees ● Safety Enforcement Action (Non-Discipline)	5: Active Involvement
Standard Operating Procedures ● Department Operating Procedures (e.g., How to Operate Equipment, How to Process a Task)	3: Provide Feedback
Job Skills Training Content ● What to Train for (New and Existing Training) ● When to Train ● Content (e.g., OJT, Classroom)	5: Active Involvement
Job Skills Training Design ● Instructional Design ● Methodology for Implementation (e.g., group size, frequency of training)	3: Provide Feedback
JUMP Strategic Planning ● Plans That have a Long-Range Impact on the Parties' Mutual Gains Effort (e.g., Levels of Union Involvement)	6: Consensus Decision Making
Develop Work Schedules ● Define work hours to address business needs	3: Provide Feedback
Composition of Work Teams and Crews ● Changes in Agreed Upon Methodology Related to Safety, Productivity, and/or Training	5: Active Involvement
Standards of Operational Performance ● Measurement of the Quality and Quantity of Work Performed	3: Provide Feedback
Materials Standards ● Development of Standards for Tools, Equipment and Materials	3: Provide Feedback
Work Rules ● Any Work Specific Rules (e.g., DPU and DOT Pipeline Safety Work Rules, Local Vacation and Overtime Guidelines)	3: Provide Feedback

EXHIBIT IILevels of Involvement Between Union and Management 1 PartiesUnilateral Management Decision 2 Management InformsUnion 3 Management Asks Union To Provide Feedbackon Solutions Already Developed By Management 4 Management Asks For Union Involvement In Helping to Find Solutions 5 Management Asks For ActiveUnion Involvementin Planning and Implementatio 6 Consensus Decision MakingBetween Parties UNILATERAL FEEDBACKUNILATERALManagement decides without consultation with the Union. The decision may or may not be communicated. INFORM INVOLVEMENTManagement informs the Union after the decision has been made by Management but before it is implemented PROVIDE FEEDBACK Management presents to the Union solutions it has developed to address a problem or issue. Management asks the Union to comment and to provide feedback and input regarding the solutions it has developed prior to Management implementing the solutions. HELPING FIND SOLUTIONS Management asks the Union to work with Management to find and refine solutions. Management will determine the solution to implement and carry out the solution.ACTIVE INVOLVEMENT Management, as ultimate decision maker, asks the Union to work with Management to develop solutions, to assist in assuring effective implementation, and to monitor progress. Implementation CONSENSUS DECISION MAKING (FULL PARTNERS IN DECISIONS) Management and the Union are full partners in reaching final decisions, formulating plans, monitoring results, and taking corrective action.

ARTICLE XXVI
Successors and Assigns

SECTION 1.  This Agreement shall be binding upon the parties hereto and the successors and assigns of each.

THIS AGREEMENT made and entered into by authorized representatives of the Company and the Union.

FOR THE UNITED	THE BERKSHIRE
STEELWORKERS,	GAS COMPANY
AFL, CIO, CLC

Leo W. Gerard	Karen L. Zink
LEO W. GERARD	KAREN L. ZINK
International President	President and Chief
Operating Officer

Stanley Johnson	Richard E. Nasman
STANLEY JOHNSON	RICHARD E. NASMAN
International Secretary/Treasurer	Senior Director of Operations

Thomas Conway	Thomas D. Pleasant
THOMAS CONWAY	THOMAS D. PLEASANT
International Vice President,	Director-Gas Field Operations
Administration

Fred Redmond	David M. Grande
FRED REDMOND	DAVID M. GRANDE
International Vice President,	Director-Gas Engineering &
Human Affairs	System Operations

John E. Shinn	Margaret G. DiMouro
JOHN E. SHINN	MARGARET G. DiMOURO
Director, District 4	Manager, Customer Care Center

Stephen Finnigan	Cheryl M. Clark
STEPHEN FINNIGAN	CHERYL M. CLARK
Sub-District Director	Manager, Human Resources

FOR LOCAL UNION 12325-1

Michael E. Ferriter	James Choquette
MICHAEL E. FERRITER	JAMES CHOQUETTE
President	Committee Vice President

Judith Toomey	Joseph Carbone
JUDITH TOOMEY	JOSEPH CARBONE
Committee Chief Unit Griever	Committee Unit Griever

Nancy Lamarre
NANCY LAMARRE
Committee Recording Secretary
Date: October 1, 2014

Date:   October 1, 2014

SCHEDULE"A"

Regular Hourly Rates

Job classification and regular hourly rates established pursuant to this Collective Bargaining Agreement:

JOB CLASSIFICATION	October 1, 2014	March 29, 2015	April 3, 2016 3%	April 2, 2017 3%	April 1, 2018 3%

DISTRIBUTION
Working
Distribution Leader	37.04	41.20	42.44	43.71	45.02
Utility I	34.66	37.08	38.19	39.34	40.52
Utility II	25.62	26.39	27.18	28.00	28.84
Utility III	23.40	24.10	24.83	25.57	26.34
Crew Laborer*	22.00	22.66	23.34	24.04	24.76

PRODUCTION
Working Production
Leader	38.16	41.20	42.44	43.71	45.02
Production Utility I	35.79	38.11	39.25	40.43	41.64
Production Utility II	26.62	27.42	28.24	29.09	29.96
Production Utility III	24.40	25.13	25.89	26.66	27.46

SERVICE
Service Leader	37.04	41.20	42.44	43.71	45.02
Service I	34.66	37.08	38.19	39.34	40.52
Service II	25.62	26.39	27.18	28.00	28.84
Service III	23.40	24.10	24.83	25.57	26.34

METER SHOP
Meter Shop Leader	32.87	33.86	34.87	35.92	37.00
Meter A	23.96	24.68	25.42	26.18	26.97
Meter B	20.66	21.28	21.92	22.58	23.25
Field Tech Senior	34.66	37.08	38.19	39.34	40.52
Field Tech A	25.62	28.84	29.71	30.60	31.51
Field Tech B	23.40	24.10	24.83	25.57	26.34
Meter Reader*	25.64	26.41	27.20	28.02	28.86

Customer Care Center
CCC Leader	28.02	30.90	31.83	32.78	33.77
CCC Billing Specialist	26.02	28.84	29.71	30.60	31.51
Customer Care Rep I	26.02	26.80	27.60	28.43	29.29
Customer Care Rep II	18.76	21.63	22.28	22.95	23.64
Customer Care Rep III	18.27	18.82	19.38	19.96	20.56

Customer Care Clerk*	19.00	19.57	20.16	20.76	21.38

OTHER
Stores Department*	25.32	26.08	26.86	27.67	28.50
Custodian*	22.51	23.19	23.88	24.60	25.34
Stockroom Clerk*	23.22	23.92	24.63	25.37	26.13

*non-progression positions

Effective April 1, 2015, any employee who is in a classification at a pay rate greater than what is listed in "Schedule A" of this agreement, shall be grandfathered at their current rate of pay but will be eligible for all general wage increases agreed to by the parties

The following shows those classifications which may be achieved through progression and those which may only be achieved through the Company's posting of a vacancy.

DEPARTMENT PROGRESSIONS
Distribution Department
Working Distribution Leader	(By Posting - 1 position - one in each Reporting area- by Posting -
must be a Utility I)
Working Crew Leader	Must be Utility I
Utility I	(24 month progression and OQ)
Utility II	(18 month progression, OQ and placement in the "Standby rotation")
Utility III

Crew Laborer*

Production Department
Working Production Leader	(By Posting - 1 position - must be a Production Utility I)
Production Utility I	(24 month progression & OQ)
Production Utility II	(18 month progression, OQ and placement in the "standby rotation")
Production Utility III

Service Department
Service Leader	(3 positions to be maintained - one in each Reporting Area- by Posting - must be a Service I w/Fitters License)
Service I	18 months as Service II with Journeyman's Gas Fitters License or 24 months as Service II without license
Service II	(18 month progression, OQ and placement in "standby rotation" or New hire with Gas Fitters License and placement in Standby rotation within 6 months with OQ and review board.
Service III

Meter Shop
Meter Tech Senior	(12 month & review board)

Field Tech A	(12 month & review board)
Field Tech B
Meter Shop Leader	(one position to be maintained by review board)
Meter A	(24 month & review board)
Meter B

Customer Care Center (CCC)
Customer Care Leader	(1 position to be maintained by posting)
Customer Billing Specialist	(4 positions to be maintained by posting)
Customer Care Rep - I	(12 month progression & review board)
Customer Care Rep - II	(12 month progression & review board)
Customer Care Rep - III
Customer Care Clerk*

Other
Stores Department*
Custodian*
Meter Reader*
Stockroom Clerk*

*These are non-progression jobs

DAY-ONE REQUIREMENTS

Day-One requirements for positions are outlined below:

PRODUCTION General Summary of Day-One Requirements

Production Utility III
●	DC circuits/electronics proficiency
●	Demonstrate aptitude and fitness per job posting requirements

Production Utility II
●	Standby rotation / Production
●	OQ Tasks
●	Demonstrate aptitude and fitness per job posting requirements

Production Utility I
●	OQ Tasks

DISTRIBUTION General Summary of Day-One Requirements

Crew laborer
●	Driver’s license
●	Demonstrate aptitude and fitness per job posting requirements

Utility III
●	Hoisting License
●	Class A/B driver’s license
●	Demonstrate aptitude and fitness per job posting requirements

Utility II
●	Hoisting License
●	Class A/B driver’s license
●	Standby rotation Distribution
●	OQ Tasks
●	Demonstrate aptitude and fitness per job posting requirements

Utility I
●	OQ Tasks

Working Distribution Leader
●	Assist department supervisor with developing, coordinating work assignments and training
●	Department records and associated paperwork

SERVICE General Summary of Day-One Requirements

Service III
●	Demonstrate aptitude and fitness per job posting requirements

Service II
●	Standby rotation Distribution
●	OQ Tasks
●	Demonstrate aptitude and fitness per job posting requirements
●	Journeyman’s gasfitters license

Service I
●	OQ Tasks

Service Leader
●	Assist department supervisor with coordinating work assignments along with developing and training employees
●	Department records and associated paperwork

CCC General Summary of Day-One Requirements

Lead Customer Care Representative

●    Associates degree in Business or related field; or five (5) or more years of relevant work experience will be considered.
●    Must be/have been a fully progressed utility Customer Care Representative I for a minimum of one year with demonstrated ability to perform all Job Requirements as indicated within this Skills/Abilities section along with meeting all other experience/training and education requirements indicated below; and/or pass a minimum skills requirements test for the position.
●    Five (5) years of experience working in a customer service environment that includes two (2) years of experience working in a Call Center
●    Must possess thorough knowledge of customer service practices, policies and procedures, including customer billing and accounting and rates
●    Must have thorough knowledge of MDPU regulations pertaining to credit and collection, company programs, and services
●    Must be proficient in use of the SAP customer information system
●    Experience/knowledge of the Interactive Intelligence (ININ) phone system
●    Ability to provide guidance and assistance to co-workers in order to achieve company goals and objectives
●    Must have highly developed verbal and written communication skills along with effective interpersonal skills and ability to listen, empathize, and interact well with both employees and difficult customers during situations requiring tact and persuasion.
●    Must possess strong problem-solving skills with the analytical ability to evaluate complex situations with responsive decisions and follow up as needed to take appropriate actions while working without close supervision.

●    Strong PC skills are required along with proficient knowledge and use of Microsoft Excel and Word applications; knowledge in PowerPoint is a plus
●    Must possess superior arithmetic skills and ability to use a calculator
●    Must have good organizational skills and the ability to handle multiple tasks with frequent interruptions and changing priorities
●    Must be highly productive and results oriented

Customer Billing Specialist

●    High school diploma or equivalent GED
●    Must be/have been a fully progressed utility Customer Care Representative I for a minimum of one year with a thorough knowledge of the Company billing policies, practices, rate applications and service orders as required to resolve billing issues and/or accurately calculate bills and have demonstrated the ability to perform all Job Requirements as indicated within this Skills/Abilities section along with meeting all other experience/training and education requirements indicated below; and/or pass a minimum skills requirements test for the position.
●    Three(3) years of experience working in a customer service environment that includes two (2) years of experience working in a Call Center
●    Must possess thorough knowledge of customer service practices, policies and procedures, including customer accounting, billing, and rates
●    Must have thorough knowledge of MDPU regulations pertaining to credit and collection, company programs, and services
●    Must be proficient in use of the SAP customer information system
●    Experience/knowledge in use of the Interactive Intelligence (ININ) phone system
●    Possess strong verbal and written communication skills
●    Effective problem-solving skills with attention to detail and the analytical ability to evaluate complex data and apply good judgment to take appropriate follow up actions as needed while working without close supervision.
●    Strong PC skills are required along with proficient knowledge and use of Microsoft Excel and Word applications

●    Must possess superior arithmetic skills and ability to use a calculator
●    Must have good organizational skills and the ability to handle multiple tasks with frequent interruptions
●    Must be highly productive and results oriented

Customer Care Representative III, II, I

●     High school diploma or equivalent GED
●     Two years customer service, billing or  collections experience
●     Knowledge of Billing and Collections preferred
●     Knowledge of SAP preferred
●     Effective verbal and written communication skills required
●     Typing, PC, and Phone Skills needed
●     Experience/knowledge in Microsoft Excel and Word applications is a -must
●     Good organizational /analytical skills needed and ability to multi-task
●     Ability to work in a fast paced environment
●     Must be able to maintain professionalism while working under pressure
●     Bilingual in Spanish a plus

Customer Service Clerk

●    High school diploma or equivalent GED
●     Two years customer service experience
●     Knowledge of Billing and Collections preferred
●     Knowledge of SAP preferred
●     Effective verbal and written communication skills required
●     Typing, PC, and Phone Skills needed
●     Experience / knowledge in Microsoft Excel and Word applications is a must
●    Good organizational / analytical skills needed and ability to multi-task
●    Ability to work in a fast pace environment
●    Must be able to maintain professionalism while working under pressure
●    Bilingual in Spanish a plus

JOB DUTIES

DISTRIBUTION General Summary of Job Duties for progression to next level for Utility III, II, I, Crew Leader and Working Distribution Leader

Crew Laborer
●     Operation of Department vehicles
●     Safety knowledge
●     Provide departmental support

Utility III
●     Hoisting license & operation
●     Operation of Department vehicles
●     Operation of Department equipment
●     Mechanical potential
●     Safety knowledge
●     Environmental awareness
●     Standby “on-call” rotation

Utility II
●     Distribution facilities maintenance, repair and installation
●     Mueller tapping, stopping, bypassing
●     Compressors  Tooling
●     Pressure recorders
●     Purging gas and air from pipeline
●     Principles of corrosion control
●     Underground Facility locating
●     Leak Response
●     Eastern Division: perform daily LNG inspections

Utility I
●     Diagnose AOC’s
●     Pinpointing system leakage
●     Department record keeping
●     Leadership
●     Environmental awareness
●     Compliance inspections
●     Policies and work procedures
●     Eastern Division; LNG Plant Operational support & maintenance

Working Distribution Leader

●    Assist department supervisor with coordinating work assignments along with developing and training employees
●    Department records and associated paperwork

Crew Leader (CL)
●    Will be a “competent person” as defined by OSHA.
●    Assigned to distribution related projects e.g. Mains and services repair, replacement or new installation work.
●    One (1)CL per job site, three (3) person team, (operator, laborer, with a Crew Leader), team may have additional help depending on scope of work, all employees on job may be of same classification e.g., utility 1 (intent is to staff with  junior person for On Job Training).
●    Will take lead on identifying, safety issues, potential hazards, work procedures associated with job and immediately take action to correct problems or situations as they arise.
●    Will be responsible for job briefing, tailboards, timesheets and proper completion of all paperwork associated with the job assignment and police details.
●    Will not be designated for assignments such as; leak surveys, dig safes, yard work and training, inclement weather assignments, shoveling of facilities or general 2 person assignments.
●    Assignments are for the entire job which may range from less than one day r to multiple days including OT. The assignment may not be transferred or backfilled without supervisor approval and will not be backfilled for short term absences during the day.
●    Criteria for Crew Leader Position
(a)  Seniority (all CL’s will be assigned through rotation starting with the most senior employee)
(b)  Availability for complete project assignment
(c)  Performance (to be determined periodically by joint Review Board)
(d)  Must be Utility I

PRODUCTION General Summary of Job Duties for progression to next level for Production Utility III, II, I & Working Production Leader

Production Utility III
●     Electrical and Mechanical potential
●     Production Plant maintenance & repairs
●     Operation of Department vehicles
●     Operation of Department equipment
(a) Pressure recorders
(b) Other work assignments, Etc.
●     Combustible gas indicator operation
●     Principles of regulation
●     Product transfers (Propane)
●     Safety knowledge
●     Environmental awareness

Production Utility II
●     District regulation and maintenance of equipment
●     Maintenance of production equipment
(a) Compressors
(b) Vaporizers
(c) Mixing Unit
(d) Odorization equipment and maintenance
●     Operation of Production Plants
●     Operation of telemetering

●     Maintenance of SCADA
●     Leak response
●     Standby “on-call” rotation

Production Utility I
●     Leadership
●     Compliance inspections
●     Diagnose Production equipment problems

Working Production Leader
●     Assist department supervisor with coordinating work assignments along with developing and training employees
●     Department records and associated paperwork

SERVICE General Summary of Job Duties for progression to next level for Service III, II, I, Service Leader

Service III
●     Assist personnel of higher grade
●     Operation of Department vehicles
●     Operation of Department equipment
●     Utility facility work
(a)  Meter work
(b)  Customer service skills
(c)  Collections
●     Mechanical potential
●     Safety knowledge
●     Environmental awareness

Service II
●     Utility facilities maintenance, repair and installation
●     Journeyman’s gas fitters license / apprentice program
●     Leak Response
●     Standby “on-call” rotation
●     Compliance surveys/inspections
●     Policies and work procedures

Service I
●     Diagnose system problems
●     Pressure related issues
●     Department record keeping
●     Project assignments
●     High Input start-ups and strong code knowledge
●     Strong Leak investigation skills

Service Leader
●     Assist department supervisor with coordinating work assignments along with developing and training employees
●     Department records and associated paperwork
●     Assist with resolution of elevated customer complaints and utility issues

CUSTOMER CARE CENTER PROGRESSION

Customer  Care Center Progression

1.  The Customer Care Center Progression consists of three (3) pay grades in the Job Classification of Customer Care Rep:
Customer Care Rep -  I
Customer Care Rep -  II
Customer Care Rep -  III

2.  In order to be deemed qualified to fill the position of Customer Care Representative I, II, III, an applicant must meet the day-one requirements in Schedule A.

3.  Progression from Customer Care Rep III to Customer Care Rep II, and Customer Care Rep II to Customer Care Rep I, shall each be based on the following criteria:

a.  Request for progression submitted by the employee after having completed work at the lower grade for the minimum time requirement indicated in the progression timetable of “Schedule A”; and

b.  Upon approval for progression by the joint Review Committee after evaluation of the employee’s oral review and written test, hands on test, call monitoring and employee evaluation.

4.  Applicants for progression, after completion of the minimum time in each step, which is set forth in paragraph 3.a. above, may submit a request for progression.  If an employee fails an evaluation they may request re-evaluation 3 times within the next 6 months beginning with the date of failure and with a minimum of 30 days between requests for re-evaluation.

5.  Customer Care Reps who transfer from one of the other UIL companies to Berkshire Gas OR Berkshire Gas employees who previously held the classification of Customer Care Rep and who fill a vacancy as a Customer Care Rep III, will be eligible to advance to Customer Care Rep II, or Customer Care Rep I after three (3) months on the job and approval for progression by the joint Review Committee in accordance with the criteria set forth in paragraph 3.b. above.  Employees denied approval for progression may submit future requests at intervals indicated in paragraph 4.

6.  The joint Review Committee shall consist of one (1) Lead Customer Care Rep and one (1) Customer Care Rep I and two (2) Company Super-visors/Managers.  In the event that the Review Committee deadlocks on a decision as to the progression of an individual, the final decision shall be made by the Company, subject to the Union’s right to grieve and to arbitrate.

7.  Once an employee becomes classified as a Customer Care Rep at any step of the progression for that classification, the employee will be required to progress to Customer Care Rep I and to be fully qualified to perform all of the required duties, functions and responsibilities of Customer Care Rep I within a three (3) year period of time from the date on which the employee first became classified as a Customer Care Rep at any step.  If, at the end of said three (3) year period of time, the employee has not progressed successfully to Customer Care Rep I, or if at any time while in progression an employee has failed to progress and, as a consequence, it becomes known that the employee will not be able to progress to Customer Care Rep I within three (3) years, the Company will meet with the Union and with the Union’s input develop a ninety (90) day remedial training plan for the employee who it has been determined is unable to progress.  At the end of the remedial training period, the Company will determine whether the employee will be able to progress and, if the Company determines that the employee will not be able to progress, the employee may bid on any open position in the bargaining unit which the employee is qualified to fill or, if there is a Customer Care Clerk who is qualified and desirous of entering into the customer representative progression, to substitute for that employee in the Customer Care Clerk position.  If there are no open positions in the bargaining unit which the employee is qualified to fill, or the employee is unable to substitute into the Customer Care Clerk position, the employee shall be laid off with recall rights in accordance with Article VII, Sections 1(d) and (e) of the Agreement.  The provisions of this paragraph will not be applicable to any employee who was a regular employee in the CCC progression as of October 1, 2014.  Any employee who is removed from the CCC progression in accordance with this provision shall not have the right at any time in the future to be re-employed by the Company in the CCC progression and no employee in the CCC progression shall receive more than one (1) ninety (90) day remedial training period, unless mutually agreed to by the parties.

8.  The use of tapes or monitoring can be used for disciplinary purposes with the Unions right to grieve and arbitrate.

WHATELY LNG PLANT OVERTIME

LETTER OF UNDERSTANDING

October 1, 2014

Mr. Michael Ferriter, President	and	Mr. Stephen Finnigan,
Local No. 12325-1		Sub-District Director
United Steelworkers		United Steelworkers
AFL-CIO-CLC		AFL-CIO-CLC

Dear Messrs. Ferriter and Finnigan:

The Company will staff the Whately LNG plant with two bargaining unit employees when the weather conditions require higher hourly flow rates to maintain adequate system pressures in Greenfield.  The need for this support will be determined by Company management when the plant is running and the HDD is 50 or above.

When the weather conditions dictate the need to staff bargaining unit employees at the plant for operational support (i.e., requirement deter-mined by 3:30 p.m. the day prior to operation) the assignment will be made to the employees from the Greenfield Distribution department who are qualified and who are the low persons on the overtime list.

From time to time, the Greenfield Distribution Department will have other daily priorities (i.e., Class I leaks) that could require all of their available resources.  When this situation occurs, it directly affects the ability to unload LNG.  Therefore, the Company will use employees from the Greenfield Service Department, as needed, to assist with the unloading of LNG with a qualified Greenfield Distribution employee.

Annually in the Fall, the Company will provide operational, procedural, and plant safety training for Greenfield Distribution and Service employees.

Very truly yours,

Richard E. Nasman
Richard E. Nasman
Director of Operations

Concurrence of:	Concurrence of:

Stephen Finnigan	Michael Ferriter
United Steelworkers	United Steelworkers
Sub-District Director	Local No. 12325-1

Date: October 1, 2014	Date: October 1, 2014

INDEX

401(k) Plan, 50	Conformation to Laws,
Absence for Union Business, 39	Regulations and Orders, 47
AGREEMENT, 1	Crew Leader Premium, 13
Application of Article, 33	Customer Care Center
Arbitration, 34	Progression, 72
ARTICLE I, 1	Day-One Requirements, 63
ARTICLE II, 3	Department
ARTICLE III, 3	Progressions, 61
ARTICLE IV, 14	Department Standby, 5
ARTICLE V, 22	Discharged Employee's Right of
ARTICLE VI, 26	Hearing, 37
ARTICLE VII, 28	Distribution of Overtime Work, 20
ARTICLE VIII, 34	Employee's Notice of Absence, 16
ARTICLE IX, 36	Establishment of Shifts, 14
ARTICLE X, 36	Exclusions, 27
ARTICLE XI, 36	Flexible Spending Account, 51
ARTICLE XII, 37	Grievance Procedure Between
ARTICLE XIII, 38	Company and Union, 34
ARTICLE XIV, 40	Group Insurance and Health Care
ARTICLE XV, 41	Cost Containment, 45
ARTICLE XVI, 42	Holiday Pay, 10
ARTICLE XVII, 44	Job Duties, 68
ARTICLE XVIII, 45	Job Security and Severance Pay, 48
ARTICLE XIX, 47	Joint Union-Management
ARTICLE XX, 48	Partnership, 53
ARTICLE XXI, 49	LNG Plant Coverage Premium, 13
ARTICLE XXII, 50	Long Term Disability, 28
ARTICLE XXIII, 51	Maintenance of Rates
ARTICLE XXIV, 51	During Agreement, 3
ARTICLE XXV, 53	Maternity Leave, 28
ARTICLE XXVI, 58	Meter Work, 44
Bargaining Unit, 1	Mileage and Travel Time on
Bulletin Board, 41	Change in Reporting
Call-in Pay, 9	Location, 15
Check Off, 40	Notice in Case of Suspension or
Company Management, 36	Discharge, 36
Conditions Precedent to Litigation, 35

INDEX

On-Call Personnel Covering	Rest Period After Certain
Saturday Night, 8	Hours of Work, 12
Outside Contractors, 49	Restriction of Supervisors, 45
Overtime Pay, 4	Safety and Health, 51
Paid Time for Deaths in Family, 38	Schedule A, 60
Partial Pay for Injuries in Course	Scheduling of Vacations, 23
of Employment, 27	Seniority, 33
Partial Pay for Jury Service, 38	Seniority List, 33
Pay for Time Worked on a	Sick Pay, 26
Holiday, 11	Sick Time Management, 17
Pay While in Higher-Rated	Strikes, Stoppages and Lockouts, 36
Position, 12	Successors and Assigns, 58
Pay While in Lower-Rated	Temporarily Assigned Employees, 20
Position, 12	Temporary Workers (Contracted), 32
Payroll Period, 4	Term of Agreement, 3
Pension Plan and Retiree Benefits, 42	Termination or Interruption of
Performance by Union Members, 37	Service Affecting Seniority, 33
Personal Days , 40	Two or More Concurrent
Personal Protective Equipment	Overtime Rates, 12
(PPE), 41	Uniforms, 41
Premium Pay for Shift	Use of Personal vehicles on
Work, 5	Company Business, 16
Probationary and Regular	Vacation Allowance, 22
Employees, 2	Vacation Pay - Terminating
Promotions and Layoffs, 28	Employee, 26
Rate of Vacation Pay, 26	WHATELY LNG PLANT
Reassignment of Distribution	OVERTIME, 75
Crews During Inclement	Witnesseth, 1
Weather, 20	Working Schedule, 14
Recognition, 1
Regular Hourly Rates, 60
Regular Hourly Rates and
Payroll Period, 3
Reimbursement of Expenses, 16
Relief from Standby Assignments, 9